UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12
CORESITE REALTY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1050 17th Street, Suite 800
Denver, Colorado 80265
(866) 777-2673

April 5, 2011

Dear CoreSite Stockholder:

You are cordially invited to the CoreSite Realty Corporation Annual Meeting of Stockholders to be held on Thursday, May 19, 2011, at 1:00 p.m., Mountain Time. The meeting will be held at The Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202.

At the Annual Meeting, you will be asked to (i) elect seven directors to our Board of Directors, (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year, (iii) participate in an advisory vote on executive compensation, (iv) participate in an advisory vote on the frequency of the advisory vote on executive compensation, and (v) transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

We have included a copy of our Annual Report for the fiscal year ended December 31, 2010 with this Notice of Annual Meeting of Stockholders and Proxy Statement. Please read the enclosed information carefully before submitting your proxy.

Please join us at the meeting. Whether or not you plan to attend, it is important that you vote your proxy promptly. If you do attend the meeting, you may withdraw your proxy should you wish to vote in person.

Sincerely,

Thomas M. Ray
President, Chief Executive Officer and Director

1050 17th Street, Suite 800
Denver, Colorado 80265
(866) 777-2673

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of CoreSite Realty Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CoreSite Realty Corporation will be held at The Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202, at 1:00 p.m., Mountain Time on May 19, 2011, for the following purposes:

1. To elect directors to the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3. To hold an advisory vote on executive compensation;

4. To hold an advisory vote on the frequency of future advisory votes on executive compensation; and

5. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

We know of no other matters to come before the annual meeting. Only stockholders of record at the close of business on Wednesday, March 23, 2011 are entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof.

The proxy statement, proxy card and the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are available at the “Investors” section of our website at www.coresite.com.

Regardless of the number of shares of common stock you hold, as a stockholder your role is very important and the Board of Directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS

Robert G. Stuckey
Chairman

Dated April 5, 2011
Denver, Colorado

1050 17th Street, Suite 800
Denver, Colorado 80265
(866) 777-2673

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

The Board of Directors (the “Board”) of CoreSite Realty Corporation, a Maryland corporation, has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with its solicitation of proxies for CoreSite’s Annual Meeting of Stockholders to be held on May 19, 2011 at 1:00 p.m., Mountain Time, at The Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202, and at any adjournments or postponements thereof (the “Annual Meeting”). These materials were first made available to stockholders on April 5, 2011. Unless the context requires otherwise, references in this proxy statement to “CoreSite,” “we,” “our,” “us” and “our company” refer to CoreSite Realty Corporation, a Maryland corporation, together with its consolidated subsidiaries, including CoreSite, L.P., a Delaware limited partnership of which CoreSite Realty Corporation is the sole general partner (our “Operating Partnership”), and CoreSite Services, Inc., a Delaware corporation, our taxable REIT subsidiary.

Pursuant to rules adopted by the SEC, we have elected to provide access to its proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials at www.proxyvote.com or request to receive a printed set of the proxy materials by mail or an electronic set of materials by email. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe these rules allow us to provide our stockholders with the information they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock. Although no proxy solicitor has been engaged at this time, we may determine it is necessary to employ an outside firm to assist in the solicitation process. If so, we will pay the proxy solicitor reasonable and customary fees.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement does not imply that the information herein has remained unchanged since the date of this proxy statement.

Purposes of the Annual Meeting

The purposes of the Annual Meeting are to: (1) elect seven members to the Board of Directors (Proposal One); (2) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2011 (Proposal Two); (3) hold an advisory vote on executive compensation (Proposal Three); (4) hold an advisory vote on the frequency of future advisory votes on executive compensation (Proposal Four); and (5) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Our Board of Directors knows of no other matters to be brought before the Annual Meeting.

CoreSite Contact Information

The mailing address of our principal executive offices is 1050 17th Street, Suite 800, Denver, Colorado 80265, and our main telephone number is (866) 777-2673. We maintain an Internet website at www.coresite.com. Information at or connected to our website is not and should not be considered part of this proxy statement.

VOTING

Stockholders Entitled to Vote

The close of business on March 23, 2011 has been fixed as the record date (the “Record Date”) for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. Only stockholders of record as of the close of business on the Record Date are entitled to receive notice of, to attend, and to vote at the Annual Meeting. On that date, our outstanding voting securities consisted of 19,870,508 shares of common stock. Each share of common stock is entitled to one vote. Votes may not be cumulated.

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by us. You may vote by proxy via the Internet by following the instructions provided in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by filling out the proxy card included with the materials or by calling the toll free number found on the proxy card.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.” If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

Attending and Voting at the Annual Meeting

Only stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Stockholders may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the Record Date. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the Record Date, such as your most recent account statement prior to March 23, 2011, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted in the meeting rooms at the Annual Meeting.

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you may vote your shares in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy, either by mail or via the Internet, or by calling the toll free number found on the Notice and the proxy card. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions included in the Notice or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

Proxies submitted properly via one of the methods discussed above will be voted in accordance with the instructions contained therein. If the proxy is submitted but voting directions are not made, the proxy will be voted “FOR” each of the seven director nominees, “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, “FOR” approval of the current compensation structure of our named executive officers as described in this proxy statement, “EVERY THREE YEARS” with respect to the frequency with which we will hold an advisory vote regarding executive compensation, and in such manner as the proxy holders named on the proxy (the “Proxy Agents”), in their discretion, determine upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

If your shares of our common stock are held through a broker, bank or other nominee (collectively referred to as “brokers”), under applicable rules of the New York Stock Exchange (the “NYSE”) (the exchange on which our common stock is traded), the brokers will vote your shares according to the specific instructions they receive from you. If brokers that hold shares of our common stock for a beneficial owner do not receive voting instructions from that owner, the broker may vote on the proposal if it is considered a “routine” matter under the NYSE’s rules, including this year’s ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011, or leave your shares unvoted. Under recent amendments to the rules of the NYSE, the election of directors is no longer a “routine” matter as to which brokerage firms may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to an uncontested director election. Because we have a plurality voting standard, however, broker non-votes will not affect the outcome of the vote on the election of directors.

The proposals set forth in this proxy statement constitute the only business that the Board intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the Proxy Agents or their substitutes, to vote on any other business that may properly come before the meeting. If the Annual Meeting is adjourned, the Proxy Agents can vote your shares on the new meeting date as well, unless you have revoked your proxy.

Quorum

Holders of a majority of our outstanding common stock entitled to vote must be present, in person or by proxy, at the Annual Meeting for a quorum to exist. If the shares present in person or by proxy at the Annual Meeting do not constitute a quorum, the Annual Meeting may be adjourned to a subsequent time. Shares that are voted “FOR,” “AGAINST,” “ABSTAIN,” or, with respect to the election of directors, “WITHHOLD,” will be treated as being present at the Annual Meeting for purposes of establishing a quorum. Accordingly, if you have returned a valid proxy or attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting. Broker “non-votes” will also be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a bank, broker or other person holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Required Vote

You may vote “FOR” or “WITHHOLD” authority to vote on Proposal One, relating to the election of directors. Members of the Board are elected by a plurality of votes cast. This means that the seven nominees who receive the largest number of “FOR” votes cast will be elected. Neither broker non-votes nor “WITHHOLD” votes cast with respect to any nominee will affect the election of that nominee.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposals Two and Three. You may vote “EVERY YEAR,” “EVERY TWO YEARS,” “EVERY THREE YEARS,” OR “ABSTAIN” on Proposal Four. To be approved, Proposal Two must receive the affirmative vote of a majority of the voting shares that are present, in person or by proxy, at the meeting and entitled to vote on the proposal. An abstention will have the effect of a vote against Proposal Two. A broker non-vote will not have any effect on the outcome of the vote on Proposal Two. Since Proposals Three and Four are advisory votes, there is no vote requirement.

Board Recommendation

The Board recommends that you vote as follows:

•	“FOR” Proposal One, relating to the election of directors;

•	“FOR” Proposal Two, relating to the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	“FOR” Proposal Three, relating to the advisory vote on executive compensation; and

•	“EVERY THREE YEARS” with regard to Proposal Four, relating to an advisory vote on the frequency of the advisory vote on executive compensation.

Any proxy as to which no instructions are given will be voted in accordance with the foregoing recommendations.

Revocation of Proxies

You may revoke your proxy at any time prior to its use by (i) delivering a written notice of revocation to our Secretary, (ii) filing a duly executed proxy bearing a later date with us or (iii) attending the Annual Meeting and voting in person.

Voting Privacy

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within CoreSite or to third parties, except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation and certification of votes, and (iii) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to the company’s management and the Board.

Voting Results

The voting results will be tallied by the inspector of election appointed for the meeting and filed with the SEC in a Current Report on Form 8-K within four business days following the Annual Meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board has fixed the number of directors at seven. The seven persons named below, each of whom currently serves on our Board, have been recommended by our Nominating/Corporate Governance Committee and nominated by our Board to serve on the Board until our 2012 Annual Meeting of Stockholders and until their respective successors are elected and qualified. The Board of Directors has no reason to believe that any of the persons named below as a nominee for our Board will be unable, or will decline, to serve if elected. In addition, the Board has determined that all of the persons named below other than Mr. Ray are independent under applicable SEC and NYSE rules. A plurality of all the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director. There is no cumulative voting in the election of directors.

The Nominating/Corporate Governance Committee has not set forth minimum qualifications for Board nominees. However, pursuant to its charter, in identifying candidates to recommend for election to the Board, the Nominating/Corporate Governance Committee considers the following criteria:

•	personal and professional integrity, ethics and values;

•	experience in corporate governance including as an officer, board member or senior executive or as a former officer, board member or senior executive of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;

•	experience in the real estate industry, including real estate investment trusts (“REITs”) and with relevant social policy concerns;

•	experience as a board member of another publicly held company;

•	academic expertise in an area of our operations;

•	diversity of experience, profession, skill and background, both on an individual level and in relation to the Board as a whole; and

•	practical and mature business judgment, including ability to make independent analytical inquiries.

The Board does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates. A director candidate’s background and personal experience, however, will be significant in the Board’s candidate identification and evaluation process to help ensure that the Board remains sensitive and responsive to the needs and interests of our customers, stockholders and other stakeholders.

Under the partnership agreement governing our Operating Partnership (the “Operating Partnership Agreement”), The Carlyle Group (“Carlyle”), which directly or indirectly holds 57.3% of our Operating Partnership, is currently entitled to nominate up to two directors for election to our Board. (See “Information about our Board of Directors and its Committees” for more information about the circumstances under which Carlyle is entitled to appoint nominees to our Board.) Carlyle has exercised this right by nominating James A. Attwood, Jr. and Robert G. Stuckey for election in 2011.

Nominees for Election as Directors

The table below sets forth the names and biographical information of each of the directors nominated for election at the Annual Meeting.

		Age as of
		the Annual	Director
Name	Position With the Company	Meeting	Since

Robert G. Stuckey	Director and Chairman of the Board	49	2010
Thomas M. Ray	Director and Chief Executive Officer	48	2010
James A. Attwood, Jr.	Director	52	2010
Michael Koehler	Director	44	2010
Paul E. Szurek	Director	50	2010
J. David Thompson	Director	44	2010
David A. Wilson	Director	69	2010

Directors

Robert G. Stuckey has been a Director of CoreSite since September 2010. Mr. Stuckey is a Managing Director and Fund Head, US Real Estate, at The Carlyle Group. Prior to joining Carlyle Realty in 1998, Mr. Stuckey was Chief Investment Officer at CarrAmerica. Prior to that, he was Senior Vice President of ProLogis and Chief Financial Officer for Trammel Crow Company, N.E. Mr. Stuckey was twice Academic All-American in football at the University of Nebraska and received an M.B.A. from Harvard University. In determining Mr. Stuckey’s qualifications to serve on our Board, the Board considered, among other things, Mr. Stuckey’s significant experience concerning the acquisition, disposition, financing, operations and market opportunities of data center properties and private and publicly traded REITs, which provide us with valuable insight into REIT and data center industry trends that affect our business.

Thomas M. Ray is our President and Chief Executive Officer and a member of our board of directors since September 2010. Mr. Ray has been responsible for our company’s activities since its founding in 2001. Prior to the initial public offering of our company, Mr. Ray also served as a Managing Director of The Carlyle Group, focusing upon opportunities for the firm’s real estate funds and leading those funds’ activities in the data center sector. He brings over 20 years of experience making and managing investments and businesses throughout the U.S., Europe and Asia. Prior to joining Carlyle and our company, Mr. Ray held management-level roles at companies such as ProLogis, CarrAmerica and predecessors to Archstone-Smith. Prior thereto he practiced real estate and transactional law. Mr. Ray received his M.B.A. from the University of Texas at Austin Graduate School of Business, where he was a Longhorn Scholar. He received a J.D. from the University of Colorado at Boulder School of Law and a B.S. in Business Administration with emphasis in Finance from the University of Denver, where he was a Hornbeck Scholar. In determining Mr. Ray’s qualifications to serve on our Board, the Board considered, among other things, Mr. Ray’s significant experience with publicly traded REITs and in the acquisition, finance and operation of commercial real estate, as well as over a decade of experience in the data center industry, which provide us with insight into commercial real estate, REIT and data center trends that affect our business.

James A. Attwood, Jr. has been a Director of CoreSite since September 2010. Mr. Attwood is a Managing Director and Head of the Global Telecommunications and Media Group at The Carlyle Group. Prior to joining Carlyle in 2000, Mr. Attwood served as Executive Vice President for Strategy, Development and Planning at Verizon Communications, Inc. and GTE Corporation prior to that. Prior to his four years at Verizon and GTE, Mr. Attwood served as an investment banker at Goldman, Sachs & Co. for 11 years. Mr. Attwood graduated summa cum laude from Yale University in 1980 with a B.A. in applied mathematics and an M.A. in statistics. In 1985, he received both J.D. and M.B.A. degrees from Harvard University. Mr. Attwood serves as a member of the Boards of Directors of Syniverse Holdings, Inc., Insight Communications and The Nielsen Company. Mr. Attwood has gained significant knowledge of the telecommunications industry through his work with

Verizon and The Carlyle Group. In determining Mr. Attwood’s qualifications to serve on our Board, the Board considered, among other things, Mr. Attwood’s private equity experience, together with the experience gained by having served on the boards of directors of various telecommunications companies, which provide us with a valuable perspective in monitoring and evaluating our business.

Michael Koehler has been a Director of CoreSite since September 2010. During 2008 and 2009, Mr. Koehler served as Senior Vice President, Americas Region, of Electronic Data Systems Corporation, or EDS, a division of the Hewlett-Packard Company, or HP. EDS, a global provider of information technology and business process outsourcing services, was acquired by HP in 2008. During 2008, and prior to HP’s acquisition of EDS, Mr. Koehler served as Executive Vice President, Global ITO Services and, following a promotion, as Senior Vice President, Infrastructure Technology and Business Process Outsourcing, in each case, at EDS. During 2007, and prior to his assuming the position of Executive Vice President, Global ITO Services, Mr. Koehler served as Regional Senior Vice President, Europe, Middle East and Africa Operations, at EDS and, from 2006 to 2008, as Enterprise Client Executive, Navy Marine Corps Intranet Account, at EDS. From 2004 to 2006, Mr. Koehler served as Chief Operating Officer of The Feld Group, a management information technology consulting firm that was acquired by EDS in 2004. From 1994 to 2001, he held management positions of increasingly greater responsibility at The Feld Group. Mr. Koehler received his B.S. in Industrial Engineering from Texas Tech University. In determining Mr. Koehler’s qualifications to serve on our Board, the Board considered, among other things, Mr. Koehler’s significant experience in the technology consulting and outsourcing industries and extensive operational and strategic planning experience in complex, global companies, which provide us with valuable insight into the technology trends that affect our business.

Paul E. Szurek has been a Director of CoreSite since September 2010. Mr. Szurek has been Chief Financial Officer of Biltmore Farms, LLC, a residential and commercial real estate development and operating company, since 2003. Prior to joining Biltmore Farms, Mr. Szurek served as Chief Financial Officer of Security Capital Group Incorporated, a real estate investment, development and operating company. He has also served as Director to two publicly traded real estate companies, Regency Centers and Security Capital U.S. Realty. Mr. Szurek received a J.D. with honors from Harvard Law School and a B.A. in Government, magna cum laude, from the University of Texas at Austin. In determining Mr. Szurek’s qualifications to serve on our Board, the Board considered, among other things, Mr. Szurek’s significant experience concerning the acquisition, disposition, financing, operations and market opportunities of private and publicly traded REITs, which provide us with valuable insight into REIT-industry trends that affect our business.

J. David Thompson has been a Director of CoreSite since September 2010. Since 2006, Mr. Thompson has been Group President of the Symantec Services Group and Chief Information Officer of Symantec Corporation, a global provider of security, storage, and systems management solutions. From 2004 to 2006, prior to joining Symantec Corporation, Mr. Thompson served as Senior Vice President and Chief Information Officer for Oracle Corporation. Before joining Oracle Corporation, Mr. Thompson was Senior Vice President and Chief Information Officer at PeopleSoft, Inc. from 1998 to 2005, prior to its acquisition by Oracle Corporation. Mr. Thompson began his career as an officer in the U.S. Air Force as an Intelligence Systems Officer. Mr. Thompson studied computer science at American University. In determining Mr. Thompson’s qualifications to serve on our Board, the Board considered, among other things, Mr. Thompson’s significant experience in the technology industry and extensive operational experience in information technology systems optimization, which provide us with valuable insights into the information technology trends that affect our business.

David A. Wilson has been a Director of CoreSite since September 2010. Mr. Wilson has been the President and Chief Executive Officer of the Graduate Management Admission Council, or the Council, since 1995. The Council is a $100.0 million enterprise that is the owner of the Graduate Management Admission Test, the GMAT. Prior to that, he was a Managing Partner and National Director for Professional Development at Ernst & Young. From 1968 to 1978, he held faculty positions at the University of Texas at Austin, where he was awarded tenure, and at Harvard Business School. Mr. Wilson completed his undergraduate studies at Queen’s University in Canada, received his M.B.A. at the University of California, Berkeley, and received his doctorate at the University of Illinois. He is a Chartered Accountant in Canada and a Certified Public Accountant in the United States. He has served on the board of directors of Laureate Education, Inc., and of

Terra Industries, Inc. At Laureate, he chaired the Audit Committee and served as a member of the Nominating and Governance Committee and the Conflicts Committee. He served on the Audit Committee of Terra. He has served on the Worldwide Board of Junior Achievement, the Conseil d’Administration de la Confrérie de la Chaîne des Rôtisseurs (Paris) and The Wolf Trap Foundation. He presently serves on the board of directors of Barnes and Noble, Inc. and as a member of the board of The Atlantic Council, and is a national trustee of the National Symphony Orchestra. Mr. Wilson currently serves as Chairman of and the Financial Expert on our Audit Committee. In determining Mr. Wilson’s qualifications to serve on our Board, the Board considered, among other things, Mr. Wilson’s significant industry experience in the areas of accounting policy, internal controls, and risk management.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF MESSRS. STUCKEY, RAY, ATTWOOD, KOEHLER, SZUREK, THOMPSON, AND WILSON.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board, which is composed entirely of independent directors, has appointed KPMG LLP as our company’s independent registered public accounting firm for the year ending December 31, 2011. Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing KPMG LLP as the independent registered public accounting firm of our company for 2011. If our stockholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board.

A representative of KPMG LLP will be present at our Annual Meeting, where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

The vote of a majority of all votes cast at the Annual Meeting at which a quorum is present is necessary to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2011.

Audit Committee Report

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”) except to the extent that we specifically incorporate it by reference into such filing.

The Audit Committee of the Board of Directors (the “Board”) of CoreSite Realty Corporation (the “Company”) consists of David A. Wilson (Chairman and Audit Committee Financial Expert), Paul E. Szurek and Michael Koehler, and operates under a written charter adopted by the Board.

The Audit Committee assists the Board with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the Company’s accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements.

The Audit Committee has reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010 (the “Annual Report”). The Audit Committee has discussed with KPMG LLP the overall scope of and plans for the audit by KPMG LLP. The Audit Committee regularly meets with KPMG LLP, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management and by KPMG LLP. The Audit Committee also has discussed with KPMG

LLP the matters required to be discussed by the statement on Auditing Standards 114, as modified or supplemented, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board agreed) that the audited financial statements be included in the Company’s Annual Report on Form 10-K, for filing with the Securities and Exchange Commission. The Audit Committee also appointed KPMG LLP as the Company’s auditors for the 2011 fiscal year.

David A. Wilson
Paul E. Szurek
Michael Koehler

Relationship with Independent Registered Public Accounting Firm

Principal Accountant Fees and Services

The following table summarizes the fees billed by KPMG LLP for professional services rendered to us for 2010:

2010

Audit Fees	$807,000
Audit-Related Fees	619,000
Tax Fees	100,632
All Other Fees	—

Total	$1,525,632

Audit Fees.  Audit fees for 2010 consisted of aggregate fees billed for professional services rendered for the audit of our consolidated annual financial statements, review of interim consolidated financial statements, consultations on accounting matters directly related to the audit, or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Audit-related fees consists of aggregate fees billed for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under “Audit Fees.” The amount includes $618,869 of costs associated with the Registration Statement on Form S-11 relating to our initial public offering.

Tax Fees.  Tax fees consisted principally of assistance with matters related to tax compliance and reporting. On September 7, 2010, our executive management team approved a reduction in the scope of services provided by KPMG LLP and hired Deloitte Tax LLP for the purposes of providing tax advisory services for the remainder of 2010 and through 2011, and to prepare the federal and state income tax returns for us and our affiliates for 2010.

All Other Fees.  All other fees consists of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above.

Change in Independent Registered Accounting Firms

On September 21, 2009, our executive management team approved the dismissal of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm, which was immediately effective, and appointed KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2009.

E&Y’s reports on our financial statements of our significant subsidiaries for the years ended December 31, 2008 and 2007, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years and any subsequent interim period preceding the dismissal of E&Y, there were no disagreements with E&Y on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to E&Y’s satisfaction, would have caused E&Y to make reference to the matter in their report, and there have been no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

Prior to the engagement of KPMG LLP, we did not consult with such firm regarding the application of accounting principles to a specific completed or contemplated transaction, or any matter that was either the subject of a disagreement or a reportable event. We also did not consult with KPMG LLP regarding the type of audit opinion which might be rendered on our financial statements and no oral or written report was provided by KPMG LLP.

On September 21, 2009, our executive management team approved the dismissal of Beers and Cutler, PLLC (“B&C”) as our independent registered public accounting firm, which was immediately effective, and appointed KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2009.

B&C’s reports on our financial statements of our significant subsidiaries for the years ended December 31, 2008 and 2007, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years and any subsequent interim period preceding the dismissal of B&C, there were no disagreements with B&C on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to B&C’s satisfaction, would have caused B&C to make reference to the matter in their report, and there have been no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

Prior to the engagement of KPMG LLP, we did not consult with such firm regarding the application of accounting principles to a specific completed or contemplated transaction, or any matter that was either the subject of a disagreement or a reportable event. We also did not consult with KPMG LLP regarding the type of audit opinion which might be rendered on our financial statements and no oral or written report was provided by KPMG LLP.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. Requests to provide services requiring pre-approval by the Audit Committee are submitted to the Audit Committee with a description of the services to be provided and an estimate of the fees to be charged in connection with such services. The Audit Committee approved all services to be performed by our independent registered accounting firm during 2010.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO.

PROPOSAL THREE: AN ADVISORY VOTE APPROVING OUR EXECUTIVE COMPENSATION

Our stockholders are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the “Compensation Discussion & Analysis” section of this proxy statement, or “CD&A,” the compensation tables and accompanying narrative disclosures. While this stockholder vote on executive compensation is an advisory vote that is not binding on the company or the Board, we value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the CD&A, our executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive our strategic direction and achieve annual and long-term performance necessary to create stockholder value. The program also seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. Our practice of placing a significant portion of each executive’s compensation at risk demonstrates this pay-for-performance philosophy.

We actively review and assess our executive compensation program in light of the industry in which we operate, the marketplace for executive talent in which we compete, and evolving compensation governance and best practices. We are focused on compensating our executive officers fairly and in a manner that promotes our compensation philosophy. Specifically, our compensation program for executive officers focuses on the following principal objectives:

•	align executive compensation with stockholder interests;

•	attract and retain talented personnel by offering competitive compensation packages;

•	motivate employees to achieve strategic and tactical corporate objectives and the profitable growth of our company; and

•	reward employees for individual, functional and corporate performance.

Our Board believes that our executive compensation program satisfies these objectives, properly aligns the interests of our executive officers with those of our stockholders, and is worthy of stockholder support. In determining whether to approve this proposal, we believe that stockholders should consider the following:

•	Independent Compensation Committee. Executive compensation is reviewed and established by a Compensation Committee of the Board consisting solely of independent directors. The Compensation Committee meets in executive session, without executive officers present, in determining annual compensation. The Compensation Committee receives data, analysis and input from an independent compensation consultant that is not permitted to perform any additional services for CoreSite management.

•	Performance-Based Incentive Compensation. Elements of performance-based, incentive compensation are largely aligned with financial and operational objectives established in the Board-approved annual operating plan.

•	Limited Perquisites. Our executive officers do not receive any perquisites other than those that are offered to non-executive, salaried employees.

•	Equity Plans. Grants under our equity plans generally include four-year vesting periods, and our plan prohibits repricing or exchange of outstanding option awards without consent of stockholders, requires options be granted with exercise prices at fair market value and does not include liberal share recycling provisions.

•	Stock Ownership Guidelines. Our executive officers are subject to stock ownership guidelines described in “Compensation Discussion and Analysis.”

Finally, our compensation programs are objective, transparent and do not tend to materially change from year to year. While the Compensation Committee and the company retain discretion to alter these programs and to introduce new ones, they intend to exercise this discretion infrequently.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL THREE.

PROPOSAL FOUR: FREQUENCY OF ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

Our stockholders are entitled to cast an advisory vote at the Annual Meeting to determine how frequently they should consider and cast an advisory vote to approve the compensation of our named executive officers. The choices are annually, every other year, or every three years. While this stockholder vote regarding frequency is an advisory vote that is not binding on the company or the Board, we value the opinions of our stockholders and will consider the outcome of the vote when making our determination regarding how frequently this advisory vote will be held.

The company, the Compensation Committee and the Board of Directors believe that it is appropriate and in the best interest of CoreSite for our stockholders to cast an advisory vote on executive compensation every three years, for the following reasons:

•	We believe that determining whether executive compensation has been properly calibrated to company performance is best viewed over a multi-year period rather than any single year, given that a single year can be impacted by various factors (difficulty in forecasting, changes in macro-economic environment, etc.), especially in times of highly volatile economic conditions. We believe that an annual stockholder vote on executive compensation runs the risk of becoming a referendum in hindsight with respect to the amount of executive compensation paid in a particular year and is not likely to provide the company or the Board with meaningful guidance as to whether our executive compensation programs and policies are generally appropriate and effective.

•	Along the same lines, in the event that we were to receive an advisory vote disapproving of our compensation program for our named executive officers, we would want to understand our stockholders’ views that led to such vote. We believe that it would take more than a year to understand and consider these concerns and any potential alternatives, to actually institute any warranted changes to our compensation programs, and for us and our stockholders to assess whether such changes were effective. We do not believe that it would be in the best interest of stockholders for the company or the Board to respond to a negative advisory vote on executive compensation in a reactive fashion.

•	This is particularly true when one considers the fact that elements of our executive compensation programs apply well beyond our named executive officers described in the “Compensation Discussion and Analysis.” We believe that these programs have proven to be valuable in the recruitment and retention of key employees (in addition to our named executive officers), and before we eliminated or materially changed these programs, we would want to fully understand the human resources implications of doing so.

•	Perhaps most importantly, we believe that we have open lines of communication with our major stockholders and that we generally have an “open door” philosophy in responding to any stockholder who expresses a concern regarding any of our policies and practices, including those related to executive compensation. As a practical matter, we believe that our stockholders and potential investors will continue to have ample opportunity to engage in meaningful dialogue regarding executive compensation matters during the period of time between advisory votes and that they will not be prejudiced or in any way disenfranchised by the three-year term.

In light of the above, we believe that our resources in preparing for and seeking an advisory vote on executive compensation will be most effectively deployed every three years as opposed to a shorter time period, without sacrificing the ability of our stockholders to be heard.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF “THREE YEARS” WITH RESPECT TO PROPOSAL FOUR.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Our Board of Directors currently consists of seven directors. Our charter provides that the number of directors constituting our Board may be increased or decreased by a majority vote of our entire Board, provided the number of directors may not be decreased to fewer than one, the minimum number required under the Maryland General Corporate Law (“MGCL”). On the other hand, the Operating Partnership Agreement provides that, for so long as real estate funds affiliated with The Carlyle Group (the “Funds”) collectively own 10% or more of the outstanding common stock (assuming all Operating Partnership units are exchanged for common stock), the Board may not increase or decrease the number of directors unless, in the case of an increase, the number of directors that the Funds are entitled to nominate is also increased, provided that the number of such nominees shall not exceed one-third of the entire Board.

Our bylaws require that nominees for director, whether for election by the stockholders or by the Board, shall include such individuals as are entitled to be nominated pursuant to the Operating Partnership Agreement. The Operating Partnership Agreement provides that, for so long as the number of Operating Partnership units and shares of common stock held collectively by the Funds is equal to or greater than 50% of the total number of shares of outstanding common stock (assuming all Operating Partnership units are exchanged for common stock), certain of the Funds shall have the right to nominate the number of directors that is one less than the lowest whole number that would exceed one-third of the directors, but not less than one director. With the Board having seven members, the Funds presently are entitled to nominate two directors. Such rights to nominate directors are subject to decrease as follows (in each case assuming all Operating Partnership units are exchanged for common stock):

•	If the Funds collectively own less than 50% but at least 10% of the outstanding common stock, then the Funds will be entitled to nominate the number of directors that is one less than the lowest whole number that would exceed 20% of the directors, but not less than one director. Assuming that the Board still had seven directors, then the Funds would be entitled to nominate only one director.

•	If the Funds collectively own less than 10% of the outstanding common stock, then the Funds will no longer be entitled to nominate any directors.

During 2010, the Board held three meetings. Each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served), except for Mr. Attwood, who was not able to attend one of the three Board meetings.

There are no family relationships among executive officers and directors of CoreSite.

Committees of the Board of Directors

Our Board has a standing Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. Each of these committees must be composed exclusively of independent directors. The Audit Committee and the Nominating/Corporate Governance Committee must each have at least three directors; the Compensation Committee must have at least two directors. Our Board may from time to time establish other committees to facilitate the management of our company. The Operating Partnership Agreement currently requires that, so long as the Funds collectively own at least 10% of the outstanding common stock (assuming all Operating Partnership units are exchanged for common stock), the Funds shall have the right to have at least one of their nominees on each committee, unless prohibited by law or the rules of the NYSE, other than any committee whose purpose is to evaluate or negotiate any transaction with the Funds. The Funds have exercised this right by requesting that Mr. Stuckey be appointed to the Nominating/Corporate Governance Committee, but have not requested that either of its two nominees be appointed to either the Audit Committee or the Compensation Committee.

The Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee operate under written charters adopted by the Board. These charters are available on our website at www.coresite.com.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, helps ensure the integrity of our financial statements, the qualifications and independence of our independent auditor and the performance of our internal audit function and independent auditors. The Audit Committee selects, appoints, assists and meets with the independent auditor, oversees each annual audit and quarterly review, establishes and maintains our internal audit controls and prepares an annual report for inclusion in our annual proxy statement pursuant to federal securities laws. Messrs. Wilson, Koehler and Szurek currently serve as members of the audit committee, with Mr. Wilson serving as chair. The Board has determined that all three members of the committee are “financially literate” as defined under the NYSE rules, that Mr. Wilson qualifies as an “Audit Committee Financial Expert” as defined in Item 407(d)(5) of SEC Regulation S-K and that all three members of the committee are independent under applicable NYSE and SEC rules. The Audit Committee met a total of two times between its formation in September 2010 and the end of 2010.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee assists the Board in identifying qualified individuals to become directors, makes recommendations to the Board concerning the size, structure and composition of the Board and its committees, monitors the process to assess the Board’s effectiveness and is primarily responsible for oversight of corporate governance, including implementing our Corporate Governance Guidelines. In evaluating potential nominees to the Board, the Nominating/Corporate Governance Committee considers, among other things, independence, character, ability to exercise sound judgment, age, demonstrated leadership, skills, including financial literacy, and experience in the context of the needs of the Board. The Nominating/Corporate Governance Committee considers candidates proposed by stockholders and evaluates them using the same criteria as for other candidates. Messrs. Szurek, Stuckey and Thompson currently serve as members of the Nominating/Corporate Governance Committee, with Mr. Szurek serving as chair. The Board has determined that all three members of the committee are independent under applicable NYSE rules. The Nominating/Corporate Governance Committee met a total of two times between its formation in September 2010 and the end of 2010, and met after the end of 2010 to recommend to the full Board each of the nominees for election to the Board, as presented herein.

At least annually, the Nominating/Corporate Governance Committee evaluates the performance of each current director and considers the results of such evaluation when determining whether to recommend the nomination of such director for an additional term. At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating/Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating/Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.

At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Nominating/Corporate Governance Committee will recommend to the Board for election by the Board to fill such vacancy, such prospective member of the Board as the Nominating/Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve. In determining whether a prospective member is qualified to serve, the Nominating/Corporate Governance Committee will consider the factors listed above.

The foregoing notwithstanding, if we are legally required by contract or otherwise to permit a third party to designate one or more of the director nominees to be elected (for example, pursuant to rights contained in the Operating Partnership Agreement), then the nomination or election of such directors will be governed by such requirements. Additionally, recommendations received from stockholders will be considered and are subject to the same criteria as are candidates nominated by the Nominating/Corporate Governance Committee.

Compensation Committee

The Compensation Committee reviews and approves the compensation and benefits of our executive officers, administers and makes recommendations to the Board regarding our compensation and stock incentive plans, produces an annual report on executive compensation for inclusion in our annual proxy statement and publishes an annual committee report for our stockholders. Messrs. Koehler, Wilson and Thompson currently serve as members of the Compensation Committee, with Mr. Koehler serving as chair. The Board has determined that all three members of the committee are independent under applicable NYSE rules. The Compensation Committee met a total of one time between its formation in September 2010 and the end of 2010. For a description of the Compensation Committee’s processes and procedures, including the roles of our executive officers and independent compensation consultants in the Compensation Committee’s decision-making process, see the section titled “Compensation Discussion and Analysis.”

Board Oversight of Risk Management

The Board believes that evaluating how the executive team manages the various risks confronting the company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management. While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the Nominating/Corporate Governance Committee reviews risks related to legal and regulatory compliance as they relate to corporate governance structure and processes, and the Compensation Committee reviews risks related to compensation matters. The Board is apprised by the committee chairs of significant risks and management’s response to those risks via periodic reports. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonuses are capped and are tied to overall corporate performance, and also are a relatively small percentage of executive officers’ total compensation opportunities. The majority of compensation provided to the executive officers is in the form of long-term equity awards that are important to help further align executives’ interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to our stock price and because awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

The Compensation Committee also has reviewed our compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the company. The Compensation Committee believes that the design of our annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure our performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. In general, bonus opportunities for our employees are capped, and we have discretion to reduce bonus payments (or pay no bonus) based on individual performance and any other factors we may determine to be appropriate in the circumstances. As with the compensation of our executive officers, a substantial portion of the compensation for employees generally is delivered in the form of equity awards that help further align the interests of employees with those of stockholders.

Although our Chief Executive Officer is also a director, he is not our chairman. In addition to an independent chairman, our bylaws also require us to have a lead independent director, who may preside over meetings of independent directors in the event of a potential conflict of interest that precludes our chairman from participating.

Code of Ethics

Our Code of Business Conduct and Ethics applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and the Board. A copy of the Code is available on our website at www.coresite.com. We intend to disclose any changes in or waivers from the Code by posting such information on our website or by filing a Form 8-K.

Compensation of Directors

The Board determines the form and amount of director compensation after its review of recommendations made by the Compensation Committee. A substantial portion of each director’s annual retainer is in the form of equity. Under our 2010 Equity Incentive Plan (the “2010 Plan”), members of the Board who are not also employees (“Non-Employee Directors”) are given an annual grant of restricted stock units (“RSUs”) and an equal number of tandem dividend equivalents under our 2010 Plan on the date of the annual meeting of stockholders (each, an “Annual RSU Award”), having a fair market value as of the date of grant equal to

$40,000. Dividend equivalents give holders the right to receive, upon payment of any ordinary cash dividend paid to holders of our common stock, an equivalent payment in the form of additional RSUs and dividend equivalents. All Annual RSU Awards granted within the first year following our IPO will vest on September 28, 2011, and all Annual RSU Awards granted thereafter will vest immediately upon grant. In addition, each Non-Employee Director is given an annual cash retainer of $40,000 for services as a director. Directors who are employees of our company or our subsidiaries and those directors nominated by the Funds do not receive compensation for their services as directors.

Non-Employee Directors who serve on our Audit, Nominating/Corporate Governance and/or Compensation Committees other than as chair of the committee receive an additional annual cash retainer fee of $5,000 for each committee on which they serve. Directors who serve as the chair of our Audit Committee receive an additional annual retainer of $15,000. Directors who serve as the chair of one of our other board committees receive an additional annual retainer of $10,000. In addition, upon the closing of our initial public offering (“IPO”) on September 28, 2010, each of our Non-Employee Directors received a one-time grant of 2,500 stock options, with a per share exercise price of $15.98.

The following table presents information regarding the compensation paid during 2010 to Non-Employee Directors who served on the Board during the year. All 2010 compensation, as reflected in the chart below, was prorated from September 28, 2010, when the directors commenced service. The compensation paid to Mr. Ray is presented below under “Executive Compensation” in the table titled “Summary Compensation Table” and the related explanatory tables. Mr. Ray does not receive any compensation for his services as a member of the Board.

	Fees Earned		Stock	Option	All Other
Name	or Paid in Cash		Awards(1)(2)	Awards(1)(3)	Compensation	Total

Michael Koehler	$13,750	(4)	$10,000	$12,375	$0.00	$36,125
Paul E. Szurek	13,750	(5)	10,000	12,375	0.00	36,125
J. David Thompson	12,500	(6)	10,000	12,375	0.00	34,875
David A. Wilson	15,000	(7)	10,000	12,375	0.00	37,375

(1)	The value reported reflects the aggregate grant date fair value of stock awards and option awards, respectively, granted to Non-Employee Directors during 2010 and computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“Stock Compensation”). For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of option awards contained in Part II, Item 8, “Financial Statements and Supplementary Data” of our Annual Report on Form 10-K (the “Annual Report”), in Notes to Consolidated Financial Statements at Note 12, “Equity Incentive Plan.”

(2)	Represents a prorated annual grant of RSUs having a fair market value as of the date of grant of $10,000. These RSUs will vest on September 28, 2011.

(3)	Represents a one-time grant of 2,500 stock options to all Non-Employee Directors other than Messrs. Attwood and Stuckey, with a per share exercise price of $15.98, upon the closing of our IPO on September 28, 2010.

(4)	Includes a $10,000 prorated annual cash retainer, an additional $1,250 prorated cash retainer for service as a member of the Audit Committee and an additional $2,500 prorated cash retainer for service as chair of the Compensation Committee.

(5)	Includes a $10,000 prorated annual cash retainer, an additional $1,250 prorated cash retainer for service as a member of the Audit Committee and an additional $2,500 prorated cash retainer for service as chair of the Nominating and Corporate Governance Committee.

(6)	Includes a $10,000 prorated annual cash retainer, and an additional $2,500 prorated cash retainer for service as a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

(7)	Includes a $10,000 prorated annual cash retainer, an additional $1,250 prorated cash retainer for service as a member of the Compensation Committee and an additional $3,750 prorated cash retainer for service as chair of the Audit Committee.

The following table presents the number of outstanding and unexercised option awards and the number of outstanding RSUs held by each of the Non-Employee Directors as of December 31, 2011.

	Number of Shares	Number of Shares
	Subject to Outstanding	Subject to Outstanding
Director	Options as of December 31, 2010	RSUs as of December 31, 2010(1)

Michael Koehler	2,500	2,500
Paul E. Szurek	2,500	2,500
J. David Thompson	2,500	2,500
David A. Wilson	2,500	2,500

(1)	The Company granted 2,500 RSUs to all Non-Employee Directors on September 28, 2010. The grant date fair value for each grant was $15.98. Tandem dividend equivalents were issued with the RSUs, giving holders the right to receive, upon payment of any ordinary cash dividend paid to holders of our common stock, an equivalent payment in the form of additional RSUs and dividend equivalents. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of option awards contained in Part II, Item 8, “Financial Statements and Supplementary Data” of the Annual Report in Notes to Consolidated Financial Statements at Note 12, “Equity Incentive Plan.”

Communications with the Board

Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Corporate Secretary at 1050 17th Street, Suite 800, Denver, Colorado 80265, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to our Corporate Secretary for forwarding to the Board or specified Board member or members will be forwarded in accordance with the stockholder’s instructions. However, our Corporate Secretary reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials. Information regarding the submission of comments or complaints relating to our accounting, internal accounting controls or auditing matters can be found on our website at www.coresite.com.

Attendance of Directors at 2011 Annual Meeting of Stockholders

While we do not have a formal policy requiring our directors to attend stockholder meetings, directors are invited and encouraged to attend all meetings of stockholders.

Compensation Committee Interlocks and Insider Participation

Messrs. Koehler, Wilson and Thompson were Compensation Committee members during the fourth quarter of 2010 and the first quarter of 2011. No member of the Compensation Committee is or has ever been an executive officer of the company, and no member of the Compensation Committee had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers served on any compensation committee (or its equivalent) of any other entity, the executive officers of which served as a director of the company or a member of our Compensation Committee.

EXECUTIVE OFFICERS

The following table sets forth certain information as of March 31, 2011, regarding our executive officers.

		Age as of
		the Annual
Name	Position With the Company	Meeting

Thomas M. Ray	Chief Executive Officer	48
Christopher M. Bair	Senior Vice President, Sales	42
Deedee Beckman*	Former Chief Financial Officer	39
David W. Dunn	Senior Vice President, Strategy and Marketing	31
Jeffrey S. Finnin	Chief Financial Officer	47
Billie R. Haggard	Senior Vice President, Data Centers	45
Derek McCandless	Senior Vice President, Legal, General Counsel and Secretary	40
Dominic M. Tobin	Senior Vice President, Operations, of CoreSite Services, Inc.	57
Ari Brumer*	Former General Counsel	38

*	Ms. Beckman served as our chief financial officer until January of 2011. Mr. Brumer served as our general counsel until May of 2010.

Christopher M. Bair is our Senior Vice President, Sales. Mr. Bair brings 15 years of executive sales and management experience in the data center and information technology industries. Prior to joining our company in May 2010, Mr. Bair was Senior Vice President of Sales and Marketing at Qualifacts Systems, a software service provider of enterprise systems for healthcare providers. Mr. Bair has also held roles of increasing responsibility in sales and operations at SunGard Availability Services/Inflow, which he joined in 1999. Prior to entering the private sector Mr. Bair was a Captain and Pilot in the United States Air Force. Mr. Bair received a M.S. in Management from Embry Riddle Aeronautical University and a B.S. from the United States Air Force Academy in Colorado Springs, CO.

David W. Dunn is our Senior Vice President, Strategy and Marketing. Mr. Dunn joined our company in 2004 and has led our marketing and business development activities since 2006. Mr. Dunn served as our Sales Director from 2004 to 2005, Real Estate Asset Manager from 2005 to 2006 and Vice President of Sales and Marketing from 2006 to 2007. Prior to joining us in March 2004, Mr. Dunn was a Senior Analyst at The Carlyle Group, where he played a role in managing several strategic projects as well as Carlyle’s data center investments. Before joining The Carlyle Group, he was an Analyst at another private equity fund, JER Partners, where he evaluated acquisition opportunities and conducted due diligence on multiple real estate property types. Mr. Dunn graduated magna cum laude from The Wharton School at the University of Pennsylvania with a B.S. in Economics and is currently an M.B.A. candidate at the Kellogg School of Management at Northwestern University.

Jeffrey S. Finnin is our Chief Financial Officer.  Before joining us as Chief Financial Officer in January 2011, Mr. Finnin served as Managing Director and Chief Accounting Officer of ProLogis for over five years. Prior to his tenure at ProLogis, Mr. Finnin spent 18 years in public accounting with significant history as a partner with KPMG and Arthur Andersen, where he served as the partner in charge of real estate practices in Denver.

Billie R. Haggard is our Senior Vice President, Data Centers. In this role Mr. Haggard is responsible for the design, construction, maintenance, facilities staffing and ultimately uptime, reliability and energy efficiency of our data centers. Mr. Haggard served as our Vice President of Facilities from 2009 to 2010. Prior to joining our company in March 2009, Mr. Haggard was the Senior Technical Manager at Switch and Data, where he oversaw all aspects of data center design and management for more than 40 data centers across North America. Prior to joining Switch and Data in 2003, Mr. Haggard held the position of Technical Manager for Lee Technologies focused upon data center and mission-critical facilities. Mr. Haggard studied Engineering at

Louisiana State University and Louisiana Tech University. Additionally, Mr. Haggard held positions of increasing responsibility focused upon nuclear power technology and maintenance during his 14-year career as an officer in the United States Navy. Mr. Haggard was recognized with four Naval Achievement Medals and numerous letters of commendation stemming from his work and teachings concerning highly sensitive, mission-critical facilities.

Derek McCandless is our Senior Vice President, Legal, General Counsel and Secretary. Prior to joining CoreSite in March 2011, Mr. McCandless served as Senior Vice President and Assistant General Counsel at Apartment Investment and Management Company, which he joined in 2003. Prior to his tenure with Apartment Investment and Management Company, Mr. McCandless was in private practice with the law firms of Holme Roberts & Owen LLP and Cooley LLP. Mr. McCandless received a J.D. from The University of Chicago and a B.S., cum laude, from Brigham Young University.

Dominic M. Tobin is the Senior Vice President, Operations for CoreSite Services, Inc. Mr. Tobin is responsible for our company’s operations activities, including all Any2 Exchange® related initiatives. Mr. Tobin served as our Field Operations Director from 2007 to 2009 and Vice President of Operations from 2009 to 2010. Prior to joining our company in January 2007, Mr. Tobin spent 15 combined years at First Level Technology and AT&T, where he held roles of increasing responsibility including Field Operations Director and District Manager. Mr. Tobin obtained his B.S. degree in Telecommunications Management, magna cum laude, from Golden Gate University. He also received a Network Management Certificate from U.C. Santa Cruz Extension and was a First Class Electronics Technician in the U.S. Coast Guard.

Material Proceedings to which an Executive Officer or Director is a Party

As disclosed in our Annual Report, prior to the completion of our IPO, Ari Brumer, the former general counsel of our affiliate, CoreSite, LLC, filed a suit in federal court in Colorado against us, certain of our affiliates, our Chief Executive Officer and certain affiliates of the Funds and Carlyle. In his complaint, Mr. Brumer alleged that he was fraudulently induced to accept employment with CoreSite, LLC, and that his employment was terminated in retaliation for his assertions that we and certain of our officers and affiliates had been involved in or committed certain illegal or improper acts. We investigated the assertions of illegal or improper acts made by Mr. Brumer. Based on the results of that investigation, we concluded that those assertions were not based on, or supported by, facts but were raised by Mr. Brumer in bad faith after his termination, which termination was unrelated to his avowed concerns about the subject matter of the assertions. Because the case is still in the preliminary stages, the cost of the litigation and its ultimate resolution are not estimable at this time. For more information regarding this legal proceeding, see “Item 3. Legal Proceedings” in our Annual Report.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate it by reference into such filing.

The Compensation Committee consists of three Non-Employee Directors: Messrs. Koehler, Thompson and Wilson, each of whom the Board has determined is independent under the applicable NYSE rules. The Compensation Committee has duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on our website at www.coresite.com.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the following section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.

Michael Koehler
J. David Thompson
David A. Wilson

COMPENSATION DISCUSSION AND ANALYSIS

This section explains our executive compensation program as it relates to the following named executive officers whose compensation information is presented in the tables following this discussion in accordance with SEC rules:

Thomas M. Ray	Chief Executive Officer
Jeffrey Finnin	Chief Financial Officer
David W. Dunn	Senior Vice President, Strategy and Marketing
Derek McCandless	Senior Vice President, Legal and General Counsel
Billie R. Haggard	Senior Vice President, Data Centers
Dominic M. Tobin	Senior Vice President, Operations, of CoreSite Services, Inc.
Deedee Beckman	Former Chief Financial Officer

Executive Summary

Our compensation program is designed to recruit and retain as executive officers individuals with the highest capacity to develop, grow and manage our business, and to align their compensation with our short-term and long-term goals. To do this, our compensation program for executive officers is made up of the following components: (i) base salary, designed to compensate our executive officers for work performed during the fiscal year; (ii) short-term incentive programs, designed to reward our executive officers for our yearly performance and for their individual performance during the fiscal year; and (iii) equity-based awards, meant to align our executive officers’ interests with our long-term performance. For all named executive officers, compensation is intended to be significantly performance-based, with a belief that compensation paid to executive officers should be closely aligned with the performance of our company on both a short-term and long-term basis, in order to create value for equityholders.

In establishing compensation for executive officers, the following summarizes our primary objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure senior officer compensation is aligned with our corporate strategies and business objectives and the long-term interests of our equityholders;

•	Increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•	Enhance the officers’ incentives to provide increased value to equityholders, as well as promote retention of key management personnel, by providing a portion of total compensation opportunities for senior management in the form of ownership in our company in the form of shares of our common stock and other equity and equity-based awards.

Our company’s overall compensation program is structured to attract, motivate and retain highly qualified executive officers by awarding compensation that is consistent with our company’s success and their contributions to that success. Our company believes compensation should be structured to ensure that a significant portion of compensation opportunity will be directly related to company performance and other factors that directly and indirectly influence equityholder value. Total compensation for our named executive officers has been allocated between cash and equity compensation, taking into consideration the balance between providing short-term incentives and long-term investment in our financial performance to align the interests of management with equityholders.

Taking into consideration the foregoing objectives, we structure total compensation for our executives to provide a guaranteed amount of cash compensation in the form of base salaries, while also providing a meaningful amount of annual cash compensation that is at risk and dependent on our performance and the individual performance of the executives, in the form of discretionary annual bonuses. We also seek to provide a portion of total compensation in the form of equity-based awards in order to align the interests of executives and other key employees with those of our equityholders, and for retention purposes.

Role of the Board of Directors, the Compensation Committee and Management

Our Compensation Committee is charged with, among other things, the responsibility of reviewing executive officer compensation policies and practices to ensure adherence to our compensation philosophies and that the total compensation paid to our executive officers is fair, reasonable and competitive, taking into account our competitive position within our industry and our named executive officers’ level of expertise and experience in their positions. The Compensation Committee’s primary responsibilities with respect to determining executive compensation are (i) setting performance targets under all annual bonus and long-term and management incentive compensation plans, including our 2010 Equity Incentive Plan (the “2010 Plan”); (ii) verifying that performance targets used for any performance-based equity compensation plans have been met before payment of any executive bonus or compensation; (iii) approving all amendments to, and terminations of, all compensation plans and any awards under such plans; (iv) granting any awards under any performance-based annual bonus, long-term incentive compensation and equity compensation plans to executive officers; (v) approving which executive officers and other employees receive awards under our equity and incentive compensation plan(s), including the 2010 Plan; (vi) repurchasing securities from terminated employees and (vii) conducting an annual review of all compensation plans. All plan reviews include reviewing the plan’s administrative costs, reviewing current plan features relative to any proposed new features, and assessing the performance of the plan’s internal and external administrators if any duties have been delegated.

Prior to our IPO, the performance of our named executive officers was assessed, and the performance-driven aspects of our named executive officers’ compensation determined, primarily by our Chief Executive Officer on an annual basis. Since our IPO, the Compensation Committee reviews and considers our Chief Executive Officer’s recommendations with respect to compensation decisions for our named executive officers other than himself and makes all compensation decisions with regard to our Chief Executive Officer. The Compensation Committee believes it is valuable to consider the recommendations of our Chief Executive Officer with respect to these matters because, given his knowledge of our operations, the data center industry and the day-to-day responsibilities of our executive officers, he is in a unique position to provide the Committee perspective into the performance of our executive officers in light of our business at a given point in time.

Compensation Processes

For the development of our 2011 compensation program, the Compensation Committee retained W.T. Haigh & Company, Inc. (“W.T. Haigh”) as its independent compensation consultant. W.T. Haigh provides us advisory services only with respect to executive compensation, and works with management only at the request and under the direction of the Compensation Committee. W.T. Haigh reviewed the compensation components for our 2010 program for our named executive officers and advised the Compensation Committee on the appropriateness of the components of the program, including our incentive and equity-based compensation plans. A representative of W.T. Haigh attended the meeting of the Compensation Committee in March 2011 and continues to make himself available on an ongoing basis to provide guidance to the Compensation Committee on compensation issues as they arise.

Prior to our IPO, we set base salary structures, annual incentive targets and equity awards in amounts as determined by our Chief Executive Officer, in consultation with the Funds. In making such compensation determinations, our Chief Executive Officer and the Funds did not historically review executive compensation against a specific group of comparable companies, but instead relied upon their own judgment and industry experience in making decisions with respect to total compensation and with respect to the allocation of total compensation among our three main components of compensation.

For 2010, actual pay for each named executive officer was determined based on the named executive officer’s historical compensation levels, which were set based on our Chief Executive Officer’s general knowledge, including information he received from W.T. Haigh, our compensation consultant, and understanding of compensation levels for similarly situated executives in our industry, the performance of the executive over time, and our company-wide performance.

Elements of 2010 Compensation

Base Salaries.  In 2010, we sought to compensate our named executive officers for their performance throughout the year with annual base salaries that were fair and competitive within our marketplace, taking into account the considerations described above under “— Compensation Processes.” We provide base salaries to our named executive officers in order to ensure the attraction, development and retention of superior talent and relative base salary levels reflecting the named executive officers’ historic contributions to our performance as well as their level of responsibility within our organization and length of service with us. Going forward, we expect that base salary determinations will continue to focus on the above considerations.

At the end of 2010, base salaries were reviewed to ensure continuing consistency with market levels and our level of financial performance during the previous year. We expect that future adjustments to base salaries and salary ranges will reflect average movement in the competitive market as well as individual performance. No formulaic base salary increases are provided to the named executive officers; however, annual merit increases are provided when we determine that such increases are warranted in light of individual or overall Company performance. In January 2010, we awarded the following merit increases to our named executive officers: Mr. Dunn’s salary was increased from $155,000 to $160,000; Mr. Haggard’s salary was increased from $160,000 to $165,000; and Mr. Tobin’s salary was increased from $98,175 to $145,000. In September 2010, we awarded the following additional increases: Mr. Dunn’s salary was increased from $160,000 to $185,000; Mr. Haggard’s salary was increased from $165,000 to $190,000; and Mr. Tobin’s salary was increased from $145,000 to $185,000. These increases were based on individual performance considerations, on assignment of additional responsibilities, and on overall Company performance as discussed in more detail below under “Annual Cash Incentive Awards.” In addition, Mr. Ray received a salary increase of $175,000 upon completion of our initial public offering, pursuant to the terms of his employment agreement, as further discussed below under “Employment Agreements — Tom Ray.”

Annual Cash Incentive Awards.  As one way of accomplishing our compensation objectives, executive officers are rewarded for their contribution to our financial and operational success through the award of discretionary annual incentive cash bonuses, which were historically determined by our Chief Executive Officer and the Funds and which are now determined annually by the Compensation Committee, taking into account the recommendation of our Chief Executive Officer.

Bonuses for our named executive officers historically have not been based on a prescribed formula, but rather have been determined individually for each named executive officer on a subjective basis. We believe that this approach to assessing performance results in a more comprehensive evaluation for compensation decisions. In addition to our level of achievement of our economic forecasts for the year, our Chief Executive Officer and Compensation Committee have considered the following factors in determining the amount of the annual bonus to be awarded to each of our named executive officers:

•	the named executive officer’s length of service with us;

•	the scope, level of expertise and experience required for the named executive officer’s position;

•	analysis of executive compensation paid by certain peer companies, considering adjustments for the cost of living in the geographical region in which each respective executive resides; and

•	a subjective performance evaluation, based on our Chief Executive Officer’s view of each named executive officer’s level of contribution toward our achievement of economic forecasts for the year.

These additional factors were selected as the most appropriate measures upon which to base the annual incentive cash bonus decisions because we believe that they help to align individual compensation with both competency and contribution.

For 2010, bonus amounts for our named executive officers were determined primarily based upon our level of achievement against our economic forecast for revenue, net operating income (NOI), earnings before interest, taxes, depreciation and amortization (EBITDA) and funds from operations (FFO) for the period from September 28, 2010 through December 31, 2010. Based upon our company performance for the period, as well as individual performance benchmarks, we determined to award the following annual incentive bonus amounts to our named executive officers for performance in 2010: Mr. Ray: $468,750 (which includes a bonus of $220,000 paid upon execution of Mr. Ray’s employment agreement in August 2010); Ms. Beckman: $405,000; Mr. Dunn: $95,000; Mr. Haggard: $100,000; and Mr. Tobin: $90,000.

2010 Equity Compensation.  Prior to our IPO, our equity incentive program consisted of a profits interest incentive program (the “PIP”) in which profits interests in a limited liability company controlled by the Funds, each representing a percentage grant in an equity pool, were awarded to our named executive officers, with the exception of our CEO, and other employees. The participants’ profits interests represented the right to receive a percentage of the net profits generated from company investments to the extent the net profits exceed specified internal rate of return thresholds. Holders of the PIP interests were entitled to cash distributions in respect of their interests to the extent company investments generated net profits in excess of the specified internal rate of return thresholds. The PIP was designed to provide incentives to executives and employees toward, and to reward, the sustained superior financial performance of our company and to align the interests of employees and executives with the long-term interests of equityholders. In addition, the PIP was designed to aid our company in retaining the services of key executives and employees by requiring vesting conditions on each percentage interest grant in the pool, which provided that the participant would forfeit the unvested portion of the grant upon their termination of service with us. Each individual percentage interest grant vested as to 20% of the grant each year until a maximum vesting of 80% had been reached. However, for so long as participants remained employed with us, and to the extent cash distributions were made, participants would be entitled to receive cash distributions with respect to 100% of their interests, regardless of whether they were vested.

In connection with our IPO, we (i) exchanged all of the outstanding awards under the PIP for Operating Partnership units and shares of our common stock, and (ii) made additional awards of common stock to all participants in our PIP, including the named executive officers. In exchange for their PIP awards, Ms. Beckman, Mr. Dunn, Mr. Haggard and Mr. Tobin received a number of Operating Partnership units, based on our good faith estimate of the value of the Operating Partnership immediately prior to the IPO, based on a value per unit of $16.00. In exchange for their PIP awards, Ms. Beckman received 8,024 Operating Partnership units, Mr. Dunn received 14,902 Operating Partnership units, Mr. Haggard received 2,407 Operating Partnership units, and Mr. Tobin received 6,591 Operating Partnership units. In recognition of their services to us in connection with the IPO, the vesting of the Operating Partnership units received by Ms. Beckman, Mr. Dunn, Mr. Haggard and Mr. Tobin in exchange for their PIP awards were accelerated upon the closing of the IPO, such that their Operating Partnership units were 100% vested for Ms. Beckman, 70% vested for Mr. Dunn, 20% vested for Mr. Haggard and 55% vested for Mr. Tobin. The unvested Operating Partnership units will vest in three equal annual installments beginning September 28, 2011.

Defined Contribution Plans.  We have maintained a Section 401(k) Savings/Retirement Plan, (the “401(k) Plan”), for eligible employees of our company and any designated affiliate, including our named executive officers. The 401(k) Plan Provides our named executive officers and other employees with the opportunity to save for their future retirement by deferring compensation up to IRS imposed limits. We currently make safe harbor contributions to the 401(k) Plan in an amount equal to three percent (3%) of the participant’s annual salary and subject to certain other limits. Plan participants vest immediately in the amounts contributed by us. Our employees are eligible to participate in the 401(k) Plan after six months of credited service.

Other Elements of Compensation and Perquisites.  In addition to other elements of compensation, as described above, we provide the following benefits to our named executive officers:

•	Medical Insurance. We offer to each named executive officer, the named executive officer’s spouse and the named executive officer’s children such health, dental and vision insurance programs as we make available to other eligible employees of our company.

•	Life and Disability Insurance. We provide each named executive officer such short-term and long-term disability and/or life insurance as we make available to other eligible employees of our company. Our company offers life insurance coverage equal to the annual salary of each employee, up to a designated maximum amount per employee.

•	Relocation Allowance. From time to time we provide our named executive officers and certain other employees with a relocation allowance as part of the overall compensation package intended to persuade such named executive officer to begin work for our company. In addition, our company may provide a named executive officer with a relocation allowance as part of an agreement to work in a specific company location. In 2009, we provided a relocation allowance to Mr. Haggard, consisting of reimbursement of relocation and temporary housing expenses, in connection with his relocation upon commencement of employment.

•	Parking Allowance. We provide each named executive officer with the choice of paid parking at each company location or reimbursement of public transportation expenses, such as our company makes available to every other employee of our company.

Employment Agreements

Thomas Ray

On August 1, 2010, Thomas Ray, our President and Chief Executive Officer, resigned from his position as a Managing Director of The Carlyle Group and entered into an employment agreement with us. The agreement has an initial one-year term, subject to automatic annual renewal, unless either party elects to terminate the agreement by providing at least 90 days notice prior to the applicable anniversary date. The agreement provides for an initial annual base salary of $250,000 and contains other customary employment terms including base salaries, bonuses and other incentive compensation and other benefits. Upon the completion of the IPO, Mr. Ray’s annual base salary increased to $425,000. Mr. Ray’s employment agreement provides for an initial target annual performance bonus amount of $375,000, subject to adjustment at the discretion of the Board based on achievement of performance goals. Mr. Ray also received a bonus of $220,000 upon the execution of his employment agreement, which payment was treated as a partial prepayment of his full 2010 target annual performance bonus.

Mr. Ray’s employment agreement also provides for, among other things, severance payments and the continuation of certain benefits following certain terminations of employment by us or the termination of employment for “Good Reason” by Mr. Ray. Under these provisions, if Mr. Ray’s employment is terminated by us without “Cause,” or in connection with our non-renewal of the agreement, or Mr. Ray resigns for Good Reason, Mr. Ray will have the right to receive continued payment of his base salary and the continuation of health benefits at our expense for a period of 18 months following termination. In addition, Mr. Ray would receive a pro-rated lump sum payment upon termination in respect of his performance bonus amount for the year of termination. Mr. Ray would also be entitled to accelerated vesting of any outstanding unvested equity awards that would have vested based on the passage of time had he remained employed for 12 months after termination, and any of Mr. Ray’s stock options would remain exercisable for at least a year following termination.

Mr. Ray’s employment agreement provides that if he is terminated by us without Cause, or in connection with our non-renewal of the agreement, or he resigns for Good Reason, in each case within 60 days prior to or 12 months following a change in control of our company, then in addition to the payments and benefits described above, he would also receive an additional payment equal to his target performance bonus amount for the year of termination. In addition, the salary continuation amount described above would be paid in a lump sum and Mr. Ray would receive accelerated vesting of all of his outstanding unvested equity awards.

All of the foregoing severance benefits are conditioned on Mr. Ray executing a release of claims in favor of us following his termination. Mr. Ray’s employment agreement also provides that if his employment is terminated by us due to his disability, he will receive accelerated vesting of any of his outstanding unvested equity awards that would have vested based on the passage of time if he had remained employed with us for 12 months following his termination.

“Cause” is defined in Mr. Ray’s employment agreement as (i) failure to substantially perform his duties or carry out a reasonable directive from the Board of Directors, (ii) material breach of the employment agreement, or (iii) conviction of certain crimes, unlawfully used illegal drugs during the performance of his duties, or committed an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against us, in each case subject to certain cure rights (other than with respect to clause (iii) in the foregoing). “Good Reason” is defined in Mr. Ray’s employment agreement as (i) our material breach of the employment agreement, (ii) our reduction of Mr. Ray’s base salary by more than 10% or outside of a broad-based based reduction for all executives, (iii) a material relocation of our executive offices, (iv) a requirement that Mr. Ray report to anyone other than our board of directors, or (v) a material reduction in Mr. Ray’s position, duties or responsibilities, in each case subject to certain cure rights.

Mr. Ray’s employment agreement also contains certain confidentiality covenants prohibiting Mr. Ray from, among other things, disclosing confidential information relating to us. The employment agreement also contains non-competition and non-solicitation restrictions, pursuant to which Mr. Ray will not be permitted to compete with us in certain circumstances for a period of 12 months following his termination of employment for any reason.

Jeffrey Finnin

On January 24, 2011, Mr. Finnin became our Chief Financial Officer. In connection with his appointment, he entered into an executive employment agreement with us, with an initial one-year term, subject to automatic annual renewal, unless either party provides 90 days notice of non-renewal. Mr. Finnin’s employment agreement provides for an initial annual base salary of $350,000, an initial target annual performance bonus amount of $210,000 and contains other customary employment terms and benefits. Mr. Finnin also received 26,095 stock options and 59,151 shares of restricted stock under the 2010 Plan, all of which vest over three years.

Mr. Finnin’s employment agreement also provides for severance payments and certain benefits following certain terminations of employment. If Mr. Finnin is terminated by the company without “Cause,” or in connection with our non-renewal of his employment agreement, or if he resigns for Good Reason, he will have the right to receive continued payment of base salary and health benefits at our expense for 12 months after termination. In addition, Mr. Finnin would receive a pro-rated lump sum payment based on his performance bonus amount for the year of termination and accelerated vesting of his unvested equity awards that would have vested in the 12 months after such termination, and his stock options would remain exercisable for at least one year following termination. If such a termination occurs within 60 days prior to, or 12 months following, a change in control of our company, Mr. Finnin would also receive a payment equal to his target performance bonus amount for the year, a cash payment equal to 125% of his annual base salary on the termination date, and acceleration of all of outstanding unvested equity awards. Any such severance benefits would be conditioned on Mr. Finnin executing a release of claims in favor of CoreSite following his termination.

The definitions of “Cause” and “Good Reason” in Mr. Finnin’s employment agreement are substantially similar to those in Mr. Ray’s agreement. Mr. Finnin’s employment agreement also contains confidentiality, non-competition and non-solicitation covenants similar to those described above for Mr. Ray.

Derek McCandless

On March 11, 2011, Mr. McCandless became our Senior Vice President, Legal, General Counsel and Secretary. In connection with his appointment, he entered into an executive employment agreement with us, with an initial one-year term, subject to automatic annual renewal, unless either party provides 90 days notice of non-renewal. Mr. McCandless’ employment agreement provides for an initial annual base salary of $250,000, an initial target annual performance bonus amount of $160,000 and contains other customary employment terms and benefits. Mr. McCandless also received 4,924 stock options and 11,162 shares of restricted stock under the 2010 Plan, all of which vest over three years.

Mr. McCandless’ employment agreement also includes provisions for severance payments, the continuation of certain benefits, the accelerated vesting of equity awards and extended stock option exercise periods following certain terminations of employment that are substantially identical to those provided in Mr. Finnin’s employment agreement. Like Mr. Finnin, those payments and benefits are conditioned upon the execution of a release of claims, and Mr. McCandless has agreed to confidentiality, non-competition and non-solicitation covenants similar to those found in Mr. Finnin’s agreement.

Deedee Beckman

Ms. Deedee Beckman served as our Chief Financial Officer from January 1, 2010 and through our IPO, until she resigned on January 24, 2011. Ms. Beckman’s September 2, 2010, employment agreement provided for an initial annual base salary of $245,000, an initial target bonus of $160,000 per annum, an IPO bonus of $245,000, and customary non-competition, non-disparagement, non-solicitation and non-disclosure provisions. Ms. Beckman’s agreement also provided for certain severance payments if she was terminated by the company without “Cause” or if she resigned for “Good Reason,” with the definitions of “Cause” and “Good Reason” substantially similar to the definitions in Mr. Ray’s employment agreement.

In connection with Mr. Finnin’s appointment as our Chief Financial Officer and Ms. Beckman’s concurrent resignation, we entered into a release agreement with Ms. Beckman, by which we agreed to pay her the target bonus and IPO bonus provided for in her employment agreement and she provided the releases required by that agreement.

Senior Management Severance and Change in Control Program

In connection with our IPO, we adopted a senior management severance and change in control program, in which members of our senior membership team, other than Mr. Ray, Mr. Finnin and Mr. McCandless, participate. The severance plan provides that if a participant is terminated by us at any time without Cause or resigns for Good Reason, the participant will be entitled to receive the following severance payments and benefits: (i) continued payment of his or her base salary for a period of time equal to three months, plus one additional month for each year of service with us (subject to a maximum of 12 months); (ii) continued payment of health insurance premiums for a similar period of time; and (iii) accelerated vesting of any unvested equity awards that would have vested solely based on the passage of time had the participant remained employed with us for 12 months following termination. If such a termination occurs within 60 days prior to or nine months following a change in control of our company, participants will receive (i) 12 months of continued salary payments and health insurance premiums, (ii) a lump sum payment on termination of the participant’s target bonus amount for the year of termination, (iii) an additional lump sum payment amount equal to the participant’s pro-rated bonus for the year of termination, and (iv) accelerated vesting of all outstanding and unvested equity awards held by the participant. Each of the foregoing benefits is conditioned on the participant executing a release of claims in favor of us following termination. The senior management severance and change in control plan also contains certain confidentiality, non-solicitation and non-competition covenants. The non-competition and non-solicitation covenants take effect following termination for the period in which the participant would have received severance payments, based on an assumed termination (not in connection with a change in control) of the participant’s employment by us without Cause on the date the participant’s actual termination of employment occurs, and applies regardless of whether severance payments are actually received under the plan.

The definitions of “Cause” and “Good Reason” in the senior management severance and change in control program, as applicable, are substantially similar to the definitions of those terms in Mr. Ray’s employment agreement, other than changes related to differences in reporting relationships.

Potential Payments upon Termination or Change in Control

Our named executive officers are entitled to certain benefits upon a change in control of our company, as described above under “— Senior Management Severance and Change in Control Program.” Certain of our named executive officers are also entitled to severance payments pursuant to the terms of their employment agreements, as set forth under “— Employment Agreements” above. The following table sets forth an estimate of the payments to be made to our named executive officers in the event any of the terminations described above or a change in control occurs, assuming that the triggering event took place on December 31, 2010.

		Without Cause or	Without Cause or
		for Good Reason	for Good Reason
	Death or	(without Change	(with Change in
	Disability	in Control)	Control)

Thomas Ray
Severance Payment	$375,000	$1,012,500	$1,387,500
Stock and Option Awards	102,300	102,300	409,200
Health Insurance	—	7,061	7,061

Total	477,300	$1,121,861	$1,803,761

Deedee Beckman
Severance Payment	$405,000	$486,667	$565,000
Stock and Option Awards	—	51,723	170,977
Health Insurance	—	—	—

Total	$405,000	$538,390	$735,977

David Dunn
Severance Payment	—	$138,750	$185,000
Stock and Option Awards	—	60,821	199,553
Health Insurance	—	6,118	8,158

Total	—	$205,689	$392,711

Billie Haggard
Severance Payment	—	$63,333	$190,000
Stock and Option Awards	—	41,438	141,379
Health Insurance	—	1,522	4,567

Total	—	$106,293	$335,946

Dominic Tobin
Severance Payment	—	$107,917	$185,000
Stock and Option Awards	—	46,226	155,742
Health Insurance	—	6,802	11,661

Total	—	$160,945	$352,403

Other Compensation Components

We believe that it is important to maintain flexibility to adapt our compensation structure to properly attract, motivate, and retain the top executive talent for which we compete. We may provide compensation components that are different from or in addition to the components described above, including benefits and/or perquisites to our named executive officers, to ensure that we provide a balanced, comprehensive and competitive compensation structure, as deemed appropriate by the Compensation Committee.

Other Compensation Considerations

Tax Considerations.  We seek to compensate our named executive officers and other employees in a manner that is tax efficient for both the employee and for us, while maintaining flexibility with respect to the awards we may choose to grant under our compensation programs. For example, Section 162(m) of the Internal Revenue Code, which we expect will begin to impact us following our annual stockholders’ meeting in 2014, disallows a tax deduction for individual compensation exceeding $1.0 million in any taxable year for our Chief Executive Officer and each of the other named executive officers (other than our Chief Financial Officer), unless compensation is performance based. We are in the process of qualifying the variable compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m). As such, we will consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m). However, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m), such as when it believes that such payments are appropriate to attract and retain executive talent.

Accounting Considerations.  ASC Topic 718, Compensation — Stock Compensation (referred to as ASC Topic 718 and formerly known as FASB 123R), requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, restricted stock units and performance units under our equity incentive award plans will be accounted for under ASC Topic 718. Going forward, we expect to consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our named executive officers who were employed by us during the year ended December 31, 2010 for that year and for the year ended December 31, 2009:

						Stock		Option		All Other
Name	Year	Salary		Bonus		Awards(1)		Awards(1)		Compensation		Total

Thomas Ray,	2010	$151,843		$220,000	(2)	$479,400	(3)	$556,875	(4)	$4,680	(5)	$1,412,798
Chief Executive Officer	2009	540,000	(6)	—		—		—		—		540,000
Deedee Beckman,	2010	245,000		160,000	(7)	266,259		85,853		45,832	(8)	802,944
Former Chief Financial Officer	2009	79,167		100,000		86,574		—		34,540	(9)	300,281
David Dunn,	2010	168,333		—	(10)	162,341	(11)	92,813	(12)	65,548	(13)	489,035
Senior Vice President, Strategy and Marketing	2009	152,578	(14)	100,000		160,780		—		13,070	(15)	426,428
Billie Haggard,	2010	173,333		—	(16)	134,855	(17)	92,813	(18)	43,753	(19)	444,754
Senior Vice President, Data Centers	2009	126,667		125,000		—		—		28,005	(20)	279,672
Dominic Tobin,	2010	158,333		—	(21)	134,855	(22)	92,813	(23)	40,113	(24)	426,114
Senior Vice President, Operations of CoreSite Services, Inc.	2009	98,175		125,000		—		—		4,879	(25)	228,054

(1)	The values reported reflect the aggregate grant date fair value of stock awards and option awards, respectively, granted to our named executive officers during 2010 and computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of option awards contained in Part II, Item 8, “Financial Statements and Supplementary Data” of our Annual Report on Form 10-K (the “Annual Report”), in Notes to Consolidated Financial Statements at Note 12, “Equity Incentive Plan.”

(2)	Does not include an additional cash bonus of $248,750 paid in March 2011 in connection with Mr. Ray’s contributions to our company in 2010.

(3)	Does not include an additional grant of 47,275 shares of restricted common stock, subject to vesting restrictions, made in March 2011 in connection with Mr. Ray’s contributions to our company in 2010.

(4)	Does not include an additional grant of 108,352 stock options, subject to vesting restrictions, made in March 2011 in connection with Mr. Ray’s contributions to our company in 2010.

(5)	Consists of (i) our contributions to Mr. Ray’s account under our 401(k) plan in the amount of $4,555, and (ii) company-paid life insurance premiums in the amount of $125.

(6)	During 2009, Mr. Ray was a managing director of The Carlyle Group (“Carlyle”) and received all of his compensation directly from an affiliate of Carlyle, rather than from us. For fiscal year 2009, we paid the Carlyle affiliate $575,000 as reimbursement for services rendered to us by Mr. Ray and certain other Carlyle employees. The amount shown is an estimate of the portion of this payment that is allocable to the services provided to us by Mr. Ray. For a further discussion of payments we have made to Carlyle in respect of compensation for Mr. Ray’s services to us, refer to the discussion under “Certain Relationships and Related Party Transactions” elsewhere in this proxy statement.

(7)	Does not include an additional cash bonus of $245,000 paid in 2011 in connection with Ms. Beckman’s efforts with respect to our IPO.

(8)	Consists of (i) pre-IPO cash distributions under our PIP in the amount of $38,188, (ii) our contributions to Ms. Beckman’s account under our 401(k) plan in the amount of $7,350, and (iii) company-paid life insurance premiums in the amount of $294.

(9)	Consists of (i) our contributions to Ms. Beckman’s account under our 401(k) plan in the amount of $2,250, (ii) company-paid life insurance premiums in the amount of $60, and (iii) $32,230 in consulting fees paid to Ms. Beckman in 2009 prior to her becoming an employee.

(10)	Does not include a cash bonus of $95,000 paid in March 2011 in connection with Mr. Dunn’s contributions to our company in 2010.

(11)	Does not include an additional grant of 7,091 shares of restricted common stock, subject to vesting restrictions, made in March 2011 in connection with Mr. Dunn’s contributions to our company in 2010.

(12)	Does not include an additional grant of 16,253 stock options, subject to vesting restrictions, made in March 2011 in connection with Mr. Dunn’s contributions to our company in 2010.

(13)	Consists of (i) pre-IPO cash distributions under our PIP in the amount of $60,296, (ii) our contributions to Mr. Dunn’s account under our 401(k) plan in the amount of $5,050, and (iii) company-paid life insurance premiums in the amount of $202.

(14)	Includes $2,578 in sales commissions paid to Mr. Dunn in 2009 in connection with a lease agreement with one of our customers in May 2008, which were paid based upon our receiving payment under the contract.

(15)	Consists of (i) a relocation allowance of $6,900, (ii) our contributions to Mr. Dunn’s account under our 401(k) plan in the amount of $6,077, and (iii) company-paid life insurance premiums in the amount of $93.

(16)	Does not include a cash bonus of $100,000 paid in March 2011 in connection with Mr. Haggard’s contributions to our company in 2010.

(17)	Does not include an additional grant of 7,879 shares of restricted common stock, subject to vesting restrictions, made in March 2011 in connection with Mr. Haggard’s contributions to our company in 2010.

(18)	Does not include an additional grant of 18,059 stock options, subject to vesting restrictions, made in March 2011 in connection with Mr. Haggard’s contributions to our company in 2010.

(19)	Consists of (i) pre-IPO cash distributions under our PIP in the amount of $20,500, (ii) our contributions to Mr. Haggard’s account under our 401(k) plan in the amount of $5,720, (iii) company-paid life insurance premiums in the amount of $208, and (iv) a relocation allowance of $17,325.

(20)	Consists of (i) our contributions to Mr. Haggard’s account under our 401(k) plan in the amount of $3,075, (ii) company-paid life insurance premiums in the amount of $96, and (iii) a relocation allowance of $24,834.

(21)	Does not include a cash bonus of $90,000 paid in March 2011 in connection with Mr. Tobin’s contributions to our company in 2010.

(22)	Does not include an additional grant of 7,091 shares of restricted common stock, subject to vesting restrictions, made in March 2011 in connection with Mr. Tobin’s contributions to our company in 2010.

(23)	Does not include an additional grant of 16,253 stock options, subject to vesting restrictions, made in March 2011 in connection with Mr. Tobin’s contributions to our company in 2010.

(24)	Consists of (i) pre-IPO cash distributions under our PIP in the amount of $35,173, (ii) our contributions to Mr. Tobin’s account under our 401(k) plan in the amount of $4,750, and (iii) company-paid life insurance premiums in the amount of $190.

(25)	Consists of (i) our contributions to Mr. Tobin’s account under our 401(k) plan in the amount of $4,820, and (ii) company-paid life insurance premiums in the amount of $59.

2010 Grants of Plan-Based Awards

The following table presents information regarding the incentive awards granted at any time during 2010 to the named executive officers.

								Exercise	Grant
								or Base	Date Fair
								Price of	Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under			Option	Stock and
	Grant	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Awards	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	($/Sh)	Awards(1)

Thomas Ray, CEO	9/28/10	—	—	—	—	30,000	—	$—	$15.98
	9/22/10	—	—	—	—	112,500	—	16.00	4.95
Deedee Beckman,	9/28/10	—	—	—	—	24,686	—	—	15.98
Former CFO	9/22/10	—	—	—	—	17,344	—	16.00	4.95
David Dunn,	9/28/10	—	—	—	—	25,061	—	—	15.98
SVP Strategy and	9/22/10	—	—	—	—	18,750	—	16.00	4.95
Marketing
Billie Haggard,	9/28/10	—	—	—	—	10,846	—	—	15.98
SVP Data Centers	9/22/10	—	—	—	—	18,750	—	16.00	4.95
Dominic Tobin,	9/28/10	—	—	—	—	15,030	—	—	15.98
SVP Operations, of	9/22/10	—	—	—	—	18,750	—	16.00	4.95
CoreSite Services, Inc.

(1)	The amounts reported reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our financial statements.

Outstanding Equity Awards at December 31, 2010

The following table presents information regarding the outstanding equity awards (consisting of restricted common stock, stock options and unvested Operating Partnership units) held by each of the named executive officers who were employed by us in 2010 as of December 31, 2010, including the vesting dates for the portions of these awards that had not vested as of that date.

	Option Awards		Stock Awards
Equity
Incentive
				Equity	Plan
	Equity			Incentive	Awards:
	Incentive			Plan	Market or
	Plan			Awards:	Payout
	Awards:			Number of	Value of
	Number of			Unearned	Unearned
	Securities			Shares, Units	Shares, Units
	Underlying			or Other	or Other
	Unexercised	Option	Option	Rights That	Rights That
	Unearned	Exercise	Expiration	Have Not	Have Not
Name	Options(1)	Price	Date	Vested	Vested(2)

Thomas Ray	112,500	$16.00	9/22/2020	30,000 (3)	$409,200
Deedee Beckman	17,344	$16.00	9/22/2020	12,535 (4)	$170,977
David Dunn	18,750	$16.00	9/22/2020	14,630 (5)	$199,553
Billie Haggard	18,750	$16.00	9/22/2020	10,365 (6)	$141,379
Dominic Tobin	18,750	$16.00	9/22/2020	11,418 (7)	$155,742

(1)	Represents a grant of stock options made in connection with our IPO, which vest evenly in four equal annual installments commencing on September 22, 2011.

(2)	Valued at the closing price of $13.64 on December 31, 2010.

(3)	Represents 30,000 shares of restricted common stock granted in connection with our IPO, which vest in four equal annual installments commencing on September 28, 2011.

(4)	Represents (i) 4,625 shares of restricted common stock granted in connection with our IPO, which vest in four equal annual installments commencing on September 28, 2011, (ii) 2,866 shares of restricted common stock granted in exchange for Ms. Beckman’s retired PIP award, which vest in three equal annual installments commencing on September 28, 2011, and (iii) 5,044 shares of restricted common stock granted to Ms. Beckman in the form of a one-time bonus, which vest in three equal annual installments commencing on September 28, 2011.

(5)	Represents (i) 5,000 shares of restricted common stock granted in connection with our IPO, which vest in four equal annual installments commencing on September 28, 2011, (ii) 2,293 shares of restricted common stock granted in exchange for Mr. Dunn’s retired PIP award, which vest in three equal annual installments commencing on September 28, 2011, (iii) 2,866 shares of restricted common stock granted to Mr. Dunn in the form of a one-time bonus, which vest in three equal annual installments commencing on September 28, 2011, and (iv) 4,471 unvested Operating Partnership units, which vest in three equal annual installments beginning September 28, 2011.

(6)	Represents (i) 5,000 shares of restricted common stock granted in connection with our IPO, which vest in four equal annual installments commencing on September 28, 2011, (ii) 3,439 shares of restricted common stock granted in exchange for Mr. Haggard’s retired PIP award, which vest in three equal annual installments commencing on September 28, 2011, and (iii) 1,926 unvested Operating Partnership units, which vest in three equal annual installments commencing on September 28, 2011.

(7)	Represents (i) 5,000 shares of restricted common stock granted in connection with our IPO, which vest in four equal annual installments commencing on September 28, 2011, (ii) 3,439 shares of restricted common stock granted in exchange for Mr. Tobin’s retired PIP award, which vest in three equal annual installments commencing on September 28, 2011, and (iii) 2,979 unvested Operating Partnership units, which vest in three equal annual installments commencing on September 28, 2011.

Option Exercises and Stock Vested in 2010

The following table presents information regarding the exercise of stock options by named executive officers during 2010, and on the vesting during 2010 of other stock awards previously granted to the named executive officers.

	Option Awards		Stock Awards
			Number of
	Number of	Value	Shares	Value
	Shares	Realized	Acquired	Realized
	Acquired	on	on	on
Name	on Exercise	Exercise	Vesting	Vesting

Thomas Ray	—	—	—	—
Deedee Beckman	—	—	12,151 (1)	$194,173
David Dunn	—	—	10,431 (2)	166,687
Billie Haggard	—	—	481 (2)	7,686
Dominic Tobin	—	—	3,612 (2)	57,720

(1)	Represents (i) 8,024 Operating Partnership units that vested in connection with our IPO, and (ii) 4,127 shares of common stock issued in the form of a one-time bonus.

(2)	Represents Operating Partnership units that vested in connection with our IPO.

Pension Benefits

The named executive officers do not participate in any pension plans and received no pension benefits during the year ended December 31, 2010, other than with respect to our defined contribution 401(k) plan.

Nonqualified Deferred Compensation

The named executive officers do not participate in any nonqualified deferred compensation plans and received no nonqualified deferred compensation during the year ended December 31, 2010.

2011 Salary and Bonus Targets

In March 2011, the Compensation Committee set the following salaries for our named executive officers. The 2011 salaries became effective retroactively as of January 1, 2011 for those officers who were employed on that date.

	2011 Base	2011 Bonus	2011 Bonus
Name	Salary	Target %	Target

Thomas Ray	$425,000	88%	$375,000
Jeffrey Finnin	350,000	60%	210,000
David Dunn	195,000	45%	87,750
Billie Haggard	195,000	50%	97,500
Dominic Tobin	190,000	50%	95,000
Derek McCandless	250,000	64%	160,000

Base Salaries.  In 2011, taking into account the considerations described above under “— Compensation Processes,” the Compensation Committee increased the annual base salary of each of the named executive officers that continue to be employed with us in 2011 with the exception of Messrs. Finnin, McCandless and Ray. The Compensation Committee believed that these increases were appropriate in recognition of the performance of these individuals during 2010.

Annual Cash Incentive Awards.  The Compensation Committee has established the following 2011 target bonus amounts for each of our named executive officers: Mr. Ray: $375,000; Mr. Finnin: $210,000; Mr. McCandless: $160,000; Mr. Dunn: $87,750; Mr. Haggard: $97,500; and Mr. Tobin: $95,000. In determining the amount of the annual cash incentive awards to be paid to each named executive officer, the

Compensation Committee will consider the following factors: (i) the named executive officer’s length of service with us; (ii) the scope, level of expertise and experience required for the named executive officer’s position; (iii) our company-wide level of achievement against our economic forecast for revenue, net operating income (NOI), earnings before interest, taxes, depreciation and amortization (EBITDA) and funds from operations (FFO) for the period from January 1, 2011 through December 31, 2011; and (iv) a subjective performance evaluation, based on our Chief Executive Officer’s view of each named executive officer’s level of contribution toward our achievement of economic forecasts for the year.

2010 Equity Incentive Plan

In connection with our initial public offering, we adopted an equity incentive plan ( the “2010 Plan”), under which we have granted and intend to continue to grant incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the 2010 Plan are summarized below.

Eligibility and Administration

Our employees and our subsidiaries’ employees, consultants and directors are eligible to receive awards under the 2010 Plan. The 2010 Plan is generally administered by the Compensation Committee or the plan administrator. However, our Board of Directors determines the terms and conditions of, interprets and administers the 2010 Plan for awards granted to our non-employee directors and, with respect to these awards, the term “plan administrator” refers to our Board of Directors. As appropriate, administration of the 2010 Plan may be re-vested in our Board of Directors. In addition, for administrative convenience, our Board of Directors or the compensation committee may determine to grant to one or more members of our Board of Directors or to one or more officers the authority to make grants to individuals who are not directors or executive officers.

Securities Subject to the 2010 Plan

We have reserved a total of 3,000,000 shares of our common stock for issuance pursuant to the 2010 Plan. That number may be adjusted for changes in our capitalization and certain corporate transactions, as described below under the heading “— Changes in Control and Corporate Transactions.”

To the extent that an award expires, terminates or lapses, or an award is settled in cash without the delivery of shares of common stock to the participant, any unexercised shares subject to the award will be available for future grant or sale under the 2010 Plan. Shares of restricted stock which are forfeited or repurchased by us pursuant to the 2010 Plan may again be optioned, granted or awarded under the 2010 Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2010 Plan.

Awards

Stock Options.  The 2010 Plan provides for discretionary grants of non-qualified stock options, or NQSOs, to employees, non-employee directors and consultants. The 2010 Plan also provides for the grant of incentive stock options, or ISOs, which may only be granted to our employees and employees of our qualifying subsidiaries. Options may be granted with terms determined by the plan administrator; provided that ISOs must meet the requirements of Section 422 of the Code. The exercise price for stock options granted under the 2010 Plan is set by the plan administrator and may not be less than fair market value on the date of grant.

Stock Appreciation Rights.  The 2010 Plan provides for discretionary grants of stock appreciation rights to employees, non-employee directors and consultants. Stock appreciation rights may be granted with terms determined by the plan administrator, provided that the exercise price for stock appreciation rights may not be less than fair market value on the date of grant. The plan administrator may pay amounts owed upon exercise of a stock appreciation right in shares of common stock or cash or a combination of both, at the plan administrator’s discretion.

Other Stock Based Awards.  The 2010 Plan allows for various other awards including dividend equivalents, stock payments, restricted stock units and other incentive awards, with such terms generally as the plan administrator may determine in its discretion, provided that no dividend equivalents may be payable with respect to options or stock appreciation rights.

Awards Generally Not Transferable

Awards under the 2010 Plan are generally not transferable during the award holder’s lifetime without the consent of the plan administrator. The plan administrator may allow an award to be transferable to certain permitted transferees for estate or tax planning purposes.

Changes in Control and Corporate Transactions

In the event of certain changes in the capitalization of the company or certain corporate transactions involving us (such as a stock split, stock dividend, a combination or exchange of shares, merger, recapitalization, distribution of assets to stockholders (other than normal cash dividends) or any other corporate event affecting our stock or the share price of our stock) and certain other events (including a change in control, as defined in the 2010 Plan), the plan administrator may make proportionate adjustments to:

•	the aggregate number and type of shares that may be issued under the 2010 Plan;

•	the limitations on the maximum number of shares that may be subject to awards granted under the 2010 Plan to any individual in any calendar year;

•	the terms and conditions of any outstanding awards under the 2010 Plan; and

•	the grant or exercise price per share for any outstanding awards under the 2010 Plan.

Should any of the foregoing events or certain other events (including a change in control, as defined in the 2010 Plan) occur, the plan administrator is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of awards under the 2010 Plan. Except as may be set forth in the applicable award agreement, if a change in control occurs and the holder’s awards are not continued, converted, assumed or replaced, those awards become fully exercisable and vested. Award holders will also have an opportunity to exercise any vested awards prior to the consummation of such changes in control or other corporate transactions or events.

Term of the Plan; Amendment and Termination

The 2010 Plan will be in effect until September 10, 2020, unless our Board terminates the 2010 Plan at an earlier date. Our Board may terminate the 2010 Plan at any time with respect to any shares not then subject to an award under the Plan. Our Board may also modify the 2010 Plan from time to time, except that our Board may not, without prior stockholder approval, (1) amend the 2010 Plan so as to increase the number of shares of stock that may be issued under the 2010 Plan, or (2) amend the 2010 Plan in any manner which would require stockholder approval to comply with any applicable law, regulation or rule.

IPO Awards to Employees under 2010 Plan

We made awards under our 2010 Plan to approximately 90 employees upon the consummation of our IPO, to reward the services of certain of our employees in connection with the IPO and to implement appropriate retention and performance incentives for our workforce. The number of shares subject to these awards was determined by reference to a total dollar amount, with the number of shares determined based on the initial public offering price of $16.00 per share of our common stock in the IPO. Such awards consisted of the following:

•	Options to purchase an aggregate amount of 577,555 shares of our common stock, with a per share exercise price of $16.00, which options were granted effective on September 22, 2010. With respect to the named executive officers, these options included 112,500 options granted to Mr. Ray, 17,344 options granted to Ms. Beckman, 18,750 options granted to Mr. Dunn, 18,750 options granted to

Mr. Haggard, and 18,750 options granted to Mr. Tobin. These options will vest and become exercisable over a period of four years.

•	181,992 of our restricted common shares, which restricted common shares were granted on September 28, 2010. With respect to the named executive officers, these restricted common shares included 30,000 shares granted to Mr. Ray, 16,662 shares granted to Ms. Beckman, 10,159 shares granted to Mr. Dunn, 8,439 shares granted to Mr. Haggard, and 8,439 shares granted to Mr. Tobin. A portion of the shares will vest over a period of three years and a portion will vest over a period of four years (all of the shares granted to Mr. Ray will vest over four years), provided, however, that (i) to reward their service to us in connection with the IPO, Ms. Beckman received a special grant of 9,171 restricted common shares (which amount is included in the amount set forth for Ms. Beckman above), of which approximately 45% vested on the date of grant of such shares, with the remaining portion vesting over three years following the date of grant, and (ii) for certain recipients (not including any of our named executive officers), a portion of the shares, totaling 6,627 shares in the aggregate, will vest in April 2011 to provide liquidity to address tax obligations related to the exchange of their awards under our PIP, as described above under “— 2010 Equity Compensation.”

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2010, concerning shares of our common stock authorized for issuance under all of our equity compensation plans.

Number of Securities
Remaining Available for
	Number of Securities			Future Issuance Under
	to be Issued Upon		Weighted-Average	Equity
	Exercise of		Exercise Price of	Compensation Plans
	Outstanding Options,		Outstanding Options,	(Excluding Securities
	Warrants and Rights		Warrants and Rights	Reflected in Column (a))
	(a)		(b)	(c)

Equity compensation plans approved by stockholders	587,555	(1)	$16.00	2,204,405
Equity compensation plans not approved by stockholders	—		—	—

Total equity compensation plans	587,555		$16.00	2,204,405

(1)	This amount does not include (i) 168,607 shares of unvested restricted stock issued under the 2010 Plan, or (ii) 16,828 shares of unvested restricted stock issued in September 2010 in connection with the retirement of our PIP, as described above under the heading “Elements of 2010 Compensation — 2010 Equity Compensation.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2011 (the “Table Date”) with respect to the beneficial ownership of our common stock by (i) each person we believe beneficially holds more than 5% of the outstanding shares of our common stock based solely on our review of SEC filings; (ii) each director/nominee; (iii) each named executive officer, other than Deedee Beckman, listed in the table titled “Summary Compensation Table” under the section entitled “Executive Compensation”; and (iv) all directors and executive officers as a group. As of the Table Date, 19,870,508 shares of our common stock were issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of our common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, all persons named below can be reached at CoreSite Realty Corporation, 1050 17th Street, Suite 800, Denver, Colorado 80265.

	Shares of		Percent of
	Common Stock		Outstanding
Name of Beneficial Owner	Beneficially Owned(1)		Common Stock

Beneficial holders of five percent or more of our common stock
DBD Investors V, L.L.C.	27,724,200	(2)	58.25%
TCG Holdings, L.L.C.	975,800	(3)	4.68%
FMR LLC and Edward C. Johnson 3d	2,916,748	(4)	14.68%
Morgan Stanley and Morgan Stanley Investment Management Inc.	1,692,951	(5)	8.52%
Davis Selected Advisers, L.P.	1,582,065	(6)	7.96%
Brookfield Investment Management Inc. AMP Capital Brookfield (US) LLC	1,470,500	(7)	7.40%
Named Executive Officers, Directors and Director Nominees
James A. Attwood, Jr.	0		*
Michael Koehler	6,250	(8)	*
Thomas M. Ray	26,100	(9)	*
Robert G. Stuckey	0		*
Paul E. Szurek	5,000	(10)	*
J. David Thompson	500	(11)	*
David A. Wilson	5,000	(12)	*
David W. Dunn	2,250	(13)	*
Billie R. Haggard	550	(14)	*
Dominic M. Tobin	850	(15)	*
All current executive officers and directors as a group (13 persons)	46,800		*

*	Represents less than 1% of the issued and outstanding shares of our common stock as of the Table Date.

(1)	Represents shares of our common stock held and options held by such individuals that were exercisable at the Table Date or within 60 days thereafter. This does not include RSUs or options that vest more than 60 days after the Table Date. The excluded options and RSUs are noted in the footnotes below. RSUs are awards granted by us and payable, subject to vesting requirements, in shares of our common stock.

(2)	Based on information provided to us by The Carlyle Group. Amounts shown reflect the number of Operating Partnership units beneficially owned by DBD Investors V, L.L.C. Although the Operating Partnership units will not become convertible into common stock until September 28, 2011, the table assumes that all Operating Partnership units held by DBD Investors V, L.L.C. are exchanged for shares of our common stock. DBD Investors V, L.L.C. is managed by a three-person managing board and all board action relating to the voting or disposition of these units requires approval of a majority of the board.

The members of the managing board are William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein, each of whom may be deemed to share beneficial ownership of the units shown as beneficially owned by DBD Investors V, L.L.C. Such persons disclaim beneficial ownership of these units. DBD Investors V, L.L.C. can be reached c/o The Carlyle Group, 1001 Pennsylvania Ave NW, Suite 220 South, Washington, DC 20004.

(3)	Based on information provided to us by The Carlyle Group. Amounts shown reflect the number of Operating Partnership units beneficially owned by TCG Holdings, L.L.C. Although the Operating Partnership units will not become convertible into common stock until September 28, 2011, the table assumes that all Operating Partnership units held by TCG Holdings, L.L.C. are exchanged for shares of our common stock. TCG Holdings, L.L.C. is managed by a three-person managing board and all board action relating to the voting or disposition of these units requires approval of a majority of the board. The members of the managing board are William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein, each of whom may be deemed to share beneficial ownership of the units shown as beneficially owned by TCG Holdings, L.L.C. Such persons disclaim beneficial ownership of these units. TCG Holdings, L.L.C. can be reached c/o The Carlyle Group, 1001 Pennsylvania Ave NW, Suite 220 South, Washington, DC 20004.

(4)	Based on a Schedule 13G filed February 14, 2011 by FMR LLC and Edward C. Johnson 3d. FMR LLC lists its address as 82 Devonshire Street, Boston, Massachusetts 02109, in such filing.

(5)	Based on a Form 13G filed February 14, 2011 by Morgan Stanley and Morgan Stanley Investment Management Inc. Morgan Stanley lists its address as 1585 Broadway, New York, New York 10036, and Morgan Stanley Investment Management Inc. lists its address as 522 Fifth Avenue, New York, New York 10036, in such filing.

(6)	Based on a Form 13G filed February 14, 2011 by Davis Selected Advisers, L.P. Davis Selected Advisers, L.P. lists its address as 2949 East Elvira Road, Suite 101, Tucson, Arizona 85756, in such filing.

(7)	Based on a Form 13G filed February 14, 2011 by Brookfield Investment Management Inc. and AMP Capital Brookfield (US) LLC. Brookfield Investment Management Inc. lists its address as Three World Financial Center, 200 Vesey Street, New York, NY 10281, and AMP Capital Brookfield (US) LLC lists its address as 71 S. Wacker Drive, Suite 3400, Chicago, Illinois 60606, in such filing.

(8)	Excludes 2,523 RSUs and 2,500 stock options, all of which are subject to future vesting requirements.

(9)	Excludes 220,852 stock options and 77,275 shares of restricted stock, all of which are subject to future vesting requirements.

(10)	Excludes 2,523 RSUs and 2,500 stock options, all of which are subject to future vesting requirements.

(11)	Excludes 2,523 RSUs and 2,500 stock options, all of which are subject to future vesting requirements.

(12)	Excludes 2,523 RSUs and 2,500 stock options, all of which are subject to future vesting requirements.

(13)	Excludes 35,003 stock options and 17,250 shares of restricted common stock, all of which are subject to future vesting requirements, and 14,902 Operating Partnership units that will be redeemable for cash or, at the option of the company, exchangeable into shares of common stock on a one-for-one basis beginning September 28, 2011.

(14)	Excludes 36,809 stock options and 16,318 shares of restricted common stock, all of which are subject to future vesting requirements and 2,407 Operating Partnership units that will be redeemable for cash or, at the option of the company, exchangeable into shares of common stock on a one-for-one basis beginning September 28, 2011.

(15)	Excludes 35,003 stock options and 15,530 shares of restricted common stock, all of which are subject to future vesting requirements, and 6,591 Operating Partnership units that will be redeemable for cash or, at the option of the company, exchangeable into shares of common stock on a one-for-one basis beginning September 28, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Executive officers, directors and greater than ten percent stockholders also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto and written representations furnished to us during the most recent fiscal year, no person who at any time during the fiscal year was a director, officer, or beneficial owner or more than 10% of any class of equity securities of CoreSite failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, except for the following:

•	Messrs. Ray, Haggard, Tobin, Thompson, Wilson, Szurek, and Koehler purchased shares of common stock in our initial public offering on September 28, 2010 that were inadvertently omitted from the Forms 4 filed on September 30, 2010. Amended Forms 4 for these transactions were filed on October 12, 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Restructuring Transactions

Immediately prior to the completion of our IPO, we entered into a series of transactions with the Funds to create our current organizational structure. In connection with this restructuring, all of the property and non-cash assets that are now used in the operation of our company’s business were contributed by the Funds to our Operating Partnership. In the Restructuring Transactions, the Funds contributed 100% of their ownership interests in the entities that, directly or indirectly, owned or leased all of the properties that comprise our portfolio and all the other non-cash assets used in our business. The aggregate undepreciated book value plus construction in progress of the contributed properties was $586.2 million as of June 30, 2010. In exchange for this contribution, our Operating Partnership issued to the Funds 34,600,000 Operating Partnership units in the aggregate having a total value of $553.6 million, based upon a price of $16.00 per unit. Of these Operating Partnership units, approximately 19.5%, or $108.1 million in value, 11.4%, or $63.2 million in value, and 15.6%, or $86.2 million in value, respectively, were issued to the Funds contributing One Wilshire Holdings, LLC, 900 N. Alameda Holdings, LLC and 12100 Sunrise Valley Drive Holdings, LLC, each of which now holds Operating Partnership units exchangeable (without giving effect to the 12 month restriction on such an exchange) into five percent or more of our common stock. All of the Operating Partnership units held by each of these three entities are beneficially held by DBD Investors V, L.L.C. See “Security Ownership of Certain Beneficial Owners and Management.”

In connection with the Restructuring Transactions, we entered into an agreement with certain of the Funds granting them certain rights to receive information about us and to consult with and advise us on significant matters so long as they continue to own any Operating Partnership units or shares of our common stock and the number of Operating Partnership units and shares of common stock held collectively by the Funds is equal to or greater than 5% of the total number of shares of outstanding common stock (assuming all Operating Partnership units are exchanged for common stock). This agreement also provides that for so long as the Funds have the right to nominate directors for election to our Board, such rights will be assigned to two of these Funds. The Funds have agreed to maintain the confidentiality of any material non-public information they receive in connection with the foregoing and the Funds will not receive any compensation or expense reimbursement pursuant to this agreement.

Registration Rights Agreement

In connection with the IPO, we granted those persons who received Operating Partnership units in the Restructuring Transactions certain registration rights with respect any shares of our common stock that may be acquired by them in connection with the exchange of units tendered for redemption. An aggregate of 28,700,000 million shares of our common stock issuable upon exchange of units issued in the Restructuring Transactions are subject to a registration rights agreement. Beginning as early as September 2011, the holders of such units will be entitled to require us to seek to register all such shares of common stock underlying the units for public sale, subject to certain exceptions, limitations and conditions precedent. We will bear expenses incident to our registration requirements under the registration rights agreement, except that such expenses shall not include any underwriting fees, discounts or commissions, brokerage or sales commissions, out-of-pocket expenses of the persons exercising the redemption rights or transfer taxes, if any, relating to the sale of such shares.

Tax Protection Agreement

We have agreed with each of the Funds that have directly or indirectly contributed their interests in the properties in our portfolio to our Operating Partnership that if we directly or indirectly sell, convey, transfer or otherwise dispose of all or any portion of these interests in a taxable transaction, we will make an interest-free loan to the contributors in an amount equal to the contributor’s tax liabilities, based on an assumed tax rate. Any such loan would be repayable out of the after-tax proceeds (based on an assumed tax rate) of any distribution from the Operating Partnership to, or any sale of Operating Partnership units (or common stock issued by us in exchange for such units) by, the recipient of such loan, and would be non-recourse to the borrower other than with respect to such proceeds. These tax protection provisions apply for a period expiring on the earlier of (i) September 28, 2017 and (ii) the date on which these contributors (or certain transferees) dispose in certain taxable transactions of 90% of the Operating Partnership units that were issued to them in connection with the contribution of these properties.

Indemnification Agreements

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation also may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer met the prescribed standard of conduct; however, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us to obligate our company, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify

•	any present or former director or officer who is made or threatened to be made a party to a proceeding by reason of his or her service in such capacity and

•	any individual who, while a director or officer and, at our request, serves or has served as a director, officer, trustee, partner, member or manager of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise who is made or threatened to be made a party to a proceeding by reason of his or her service in such capacity, against any claim or liability by reason of that status and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of his or her ultimate entitlement to indemnification. The rights to indemnification and advance of expenses provided by our charter and bylaws vest immediately upon election of a director or officer. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company or any entity acquired by our company, or its predecessors, if any, or any partnership controlled by our company, or its predecessors, if any, in any of the capacities described above and any employee or agent of us or a predecessor of our company or acquired entity. We have entered into indemnification agreements with each of our executive officers and directors that will obligate us to indemnify them to the maximum extent permitted by Maryland law.

In addition, our directors and officers are indemnified by our Operating Partnership for the same or similar liabilities and expenses pursuant to the Operating Partnership Agreement.

Other Transactions

We lease 1,515 NRSF of space at our 12100 Sunrise Valley property to an affiliate of Carlyle. The lease commenced on July 1, 2008 and expires on June 30, 2013. Rental revenue was approximately $0.2 million for the year ended December 31, 2010. From approximately December 20, 2008 through approximately September 14, 2010, we subleased space in our Denver corporate headquarters from an affiliate of Carlyle. The lease commenced on April 25, 2007 and was terminated when we entered into a new lease agreement with our third-party landlord on arms-length terms on September 14, 2010. Rental expense paid by us to Carlyle was $58,795 for the year ended December 31, 2009, and $47,434 for the year ended December 31, 2010.

On August 1, 2010, Thomas M. Ray, a member of our Board and formerly a managing director of Carlyle, resigned from his position at Carlyle and entered into an employment agreement with us to serve exclusively as our President and Chief Executive Officer. Historically, Mr. Ray’s compensation and the salary of his executive assistant were paid by an affiliate of Carlyle. However, we paid the affiliate of Carlyle $287,500 and $575,000 as partial reimbursement for related services rendered to us by Mr. Ray and his executive assistant during the six months ended June 30, 2010 and the year ended December 31, 2009, respectively.

On February 17, 2010, in connection with our formation, Mr. Ray was issued 1,000 shares of our common stock for total consideration of $10.00 in cash in order to provide CoreSite Realty Corporation’s initial capitalization.

Statement of Policy Regarding Transactions with Related Parties

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

•	the fact of the common directorship or interest is disclosed or known to our Board of Directors or a committee of our Board of Directors, and our Board of Directors or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares of stock owned of record or beneficially by the interested director or corporation, firm or other entity; or

•	the transaction or contract is fair and reasonable to us as of the time it is authorized, approved or ratified.

Furthermore, under Delaware law (where our Operating Partnership is formed), we, as general partner, have a fiduciary duty to our Operating Partnership and, consequently, such transactions are also subject to the duties of care and loyalty that we, as general partner, owe to limited partners in our Operating Partnership (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement). Our Code of Business Conduct and Ethics, which applies to all directors, officers, employees and agents of CoreSite, includes a process for identifying and resolving potential conflicts of interest, including conflicts arising from transactions with related parties. Further, we intend to adopt a policy which requires that all contracts and transactions between us, our Operating Partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors even if less than a quorum. Where appropriate in the judgment of the disinterested directors, our Board may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated securityholders, although our Board will have no obligation to do so.

MISCELLANEOUS

Internet Website

Our Internet address is www.coresite.com. We make available, free of charge, on our website, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such forms are electronically filed with the SEC. In addition, the following corporate governance documents can be found on our website: (a) charters for the Audit Committee, the Nominating/Corporate Governance Committee and the Compensation Committee of the Board of Directors; (b) Code of Business Conduct and Ethics and (c) Corporate Governance Guidelines. Copies of all of these documents can also be obtained, free of charge, upon written request to the General Counsel, CoreSite Realty Corporation, 1050 17th Street, Suite 800, Denver, Colorado 80265.

Stockholder Proposals and Nominations

Stockholder Recommendation of Director Nominees

The Nominating/Corporate Governance Committee will consider director nominees recommended by our stockholders. All recommendations must be directed to our Corporate Secretary, at 1050 17th Street, Suite 800, Denver, Colorado 80265. Recommendations for director nominees to be considered at the 2012 Annual

Meeting must be received in writing not later than 5:00 p.m., Eastern Time, on December 7, 2011 and not earlier than November 7, 2011. In the event that the date of the 2012 Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the 2011 Annual Meeting, notice by the stockholder must be received no earlier than the 150th day prior to the date of the meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of the meeting or the 10th day following the date of the first public announcement of the meeting.

The stockholder filing the notice of nomination must include:

•	As to the stockholder giving the notice:

•	the name and address of such stockholder and/or stockholder associated person, as they appear on our stock ledger, and current name and address, if different;

•	to the extent known, the name and address of any other stockholder supporting the nominee for election or re-election as a director, or the proposal of other business known on the date of such stockholder’s notice; and

•	the investment strategy or objective of such stockholder and each stockholder associated person who is not an individual, and a copy of any prospectus or similar document, if any, provided to investors.

•	As to the stockholder and each person whom the stockholder proposes to nominate for election as a director:

•	the number of shares of our common stock beneficially owned by that stockholder, nominee and/or stockholder associated person, the date on which such shares were acquired, the investment intent of such acquisition;

•	the nominee, holder for, and number of any of our common stock owned beneficially but not of record by such stockholder, nominee and/or stockholder associated person;

•	any short interest of such stockholder, nominee and/or stockholder associated person in our common stock (including any opportunity to profit or share in any benefit from any decrease in the price of our common stock), and whether and to what extent such stockholder, nominee and/or stockholder associated person is subject to or engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding the effect of which is to (i) manage risk or benefit of changes in the price of our common stock or (ii) increase or decrease the voting power of such stockholder, nominee and/or stockholder associated person disproportionately to such person’s economic interest in our common stock;

•	any substantial interest in our company other than that arising from the ownership of our common stock; and

•	all other information relating to the nomination or proposed business which may be required to be disclosed under applicable law.

•	As to each person whom the stockholder proposes to nominate for election as a director:

•	all information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

•	the certificate of the person certifying that such person (i) is not and will not become a party to any agreement, arrangement or understanding with any person other than our company in connection with service or action as a director that has not been disclosed, and (ii) will serve as a director if elected.

The Nominating/Corporate Governance Committee will consider all recommended director candidates submitted to it in accordance with these established procedures, though it will only recommend to the Board as potential nominees those candidates it believes are most qualified. However, the Nominating/Corporate Governance Committee will not consider any director candidate if the candidate’s candidacy or, if elected, Board membership, would violate controlling state law or federal law.

Stockholders who wish to propose a nominee for our Board should consult our bylaws for more information regarding the criteria listed above. A copy of our bylaws can be obtained from our Corporate Secretary, who can be reached at 1050 17th Street, Suite 800, Denver, Colorado 80265.

Manner by which Stockholders May Bring Other Business before our 2012 Annual Meeting of Stockholders

In order for a stockholder to bring other business before a meeting of the stockholders, notice must be received by us within the time limits described above. That notice must include:

•	the information described above with respect to the stockholder proposing such business;

•	a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest of the stockholder in such business.

Stockholders who wish to bring other business before our 2010 Annual Meeting should consult our bylaws for more information regarding the criteria listed above. A copy of our bylaws can be obtained from our Corporate Secretary, who can be reached at 1050 17th Street, Suite 800, Denver, Colorado 80265.

Annual Report

Our 2010 Annual Report on Form 10-K is being mailed to stockholders concurrently with this proxy statement and does not form part of the proxy solicitation material, though parts of this proxy statement are incorporated by reference into that Annual Report.

By Order of the Board of Directors

Robert G. Stuckey
Chairman

Denver, Colorado
April 5, 2011

Investor Address Line 1
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John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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| NAME | SHARES |
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| THE COMPANY NAME INC. - COMMON | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS A | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS B | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS C | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS D | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS E | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS F | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - 401 K | 123,456,789,012.12345 |

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

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**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

02 0000000000

1. Election of Directors

**Nominees**

| For All | Withhold All | For All Except |
|---|---|---|
| ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____________________

| | Proposal | 1 year | 2 years | 3 years | Abstain |
|---|---|---|---|---|---|
| 4 | To recommend, by non-binding vote, the frequency of future advisory votes on executive compensation. | ☐ | ☐ | ☐ | ☐ |

R1.0.0.11699

0000100585_1

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

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VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote “FOR” Proposals 1, 2, 3, and 5, and “3 Years” with regard to Proposal 4. 1. Election of Directors Nominees To ratify the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending December 31, 2011. To approve, by non-binding vote, executive compensation. 1 To recommend, by non-binding vote, the frequency of future advisory votes on executive compensation. To act upon all other business that may properly come before the Annual Meeting of Stockholders or any adjournment thereof Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement, and Letter to Shareholders is/are available at www.proxyvote.com . CORESITE REALTY CORPORATION Annual Meeting of Stockholders May 19, 2011 1:00 PM This proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints Thomas M. Ray and Derek S. McCandless, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of CoreSite Realty Corporation Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 19, 2011 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR THREE YEARS FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Continued and to be marked, dated and signed on reverse side

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on . May 19, 2011 Meeting Information CORESITE REALTY CORPORATION Meeting Type: Annual Meeting For holders as of: March 23, 2011 <recdate> B Date: May 19, 2011 Time: 1:00 PM MDT <mtgtime> A Location: The Brown Palace Hotel R 321 17th Street C BROKER Denver, Colorado 80202 LOGO O HERE D E You are receiving this communication because you hold Return Address Line 1 shares in the above named company. Return Address Line 2 Return Address Line 3 51 MERCEDES WAY This is not a ballot. You cannot use this notice to vote EDGEWOOD NY 11717 these shares. This communication presents only an Investor Address Line 1 overview of the more complete proxy materials that are Investor Address Line 2 1 available to you on the Internet. You may view the proxy Investor Address Line 3 materials online at www.proxyvote.com or easily request a Investor Address Line 4 15 12 OF paper copy (see reverse side). Investor Address Line 5 John Sample 2 We encourage you to access and review all of the important 1234 ANYWHERE STREET information contained in the proxy materials before voting. ANY CITY, ON A1A 1A1 See the reverse side of this notice to obtain proxy materials and voting instructions. Broadridge Internal Use Only Job # Envelope # Sequence # # of # Sequence #

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: 1. Form 10-K 2. Notice & Proxy Statement 3. and Letter to Shareholders How to View Online: Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 26, 2011 to facilitate timely delivery. How To Vote Please Choose One of the Following Voting Methods Vote In Person: If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Internal Use XXXX XXXX XXXX Only Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

Voting items The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees
01 Robert G. Stuckey02 Thomas M. Ray03 James A. Attwood, Jr. 04 Michael Koehler 05 Paul E. Szurek 06 J. David Thompson07 David A. Wilson The Board of Directors recommends you vote FOR the following proposal(s): B 2 To ratify the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year A ending December 31, 2011. R 3 To approve, by non-binding vote, executive compensation. C O The Board of Directors recommends you vote 3 YEARS on the following proposal: D 4 To recommend, by non-binding vote, the frequency of future advisory votes on executive compensation. E The Board of Directors recommends you vote FOR the following proposal(s): 5 To act upon all other business that may properly come before the Annual Meeting of Stockholders or any adjournment thereof. Broadridge Internal Use Only xxxxxxxxxx xxxxxxxxxx Cusip Job # Envelope # Sequence # # of # Sequence #

Reserved for Broadridge Internal Control Information Voting Instructions THIS SPACE RESERVED FOR LANGUAGE PERTAINING TO BANKS AND BROKERS AS REQUIRED BY THE NEW YORK STOCK EXCHANGE Broadridge Internal Use Only P99999-010 Job # THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE Envelope # 12 Sequence15 # # of # Sequence # # OF #